As filed with the Securities and Exchange Commission on September 26, 2006	Registration No. 333-136180

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 1
TO
FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
JED OIL INC.
(Exact name of Registrant as specified in its charter)

Alberta, Canada	Not Applicable

(State or other jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization
Suite 2200, 500 — 4th Avenue S.W.
Calgary, Alberta, Canada T2P 2V6
(403) 537-3250
Address of Principal Executive Offices
David C. Ho
Chief Financial Officer
Suite 2200, 500 — 4th Avenue S.W.
Calgary, Alberta, Canada T2P 2V6
(403) 537-3250
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kimberley R. Anderson
Dorsey & Whitney LLP
1420 Fifth Avenue, Suite 3400
Seattle, Washington 98101
(206) 903-8803
Approximate date of commencement of proposed sale to the public: At such time or from time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION
September 26, 2006
JED OIL INC.
5,766,904 COMMON SHARES
We are registering 5,766,904 common shares of JED Oil Inc. for resale by the selling shareholders which are issuable upon conversion of Senior Subordinated Convertible Notes, the Amended and Restated Senior Subordinated Convertible Note and Series B Convertible Preferred Shares.
The selling shareholders may offer the common shares from time-to-time at market prices prevailing at the time of the sales or at negotiated prices. See Plan of Distribution beginning on page 29. We will not receive any proceeds from the sale of these common shares.
Our common shares are listed on the American Stock Exchange under the symbol JDO. On September 25, 2006, the closing price of the common shares was $12.98.
Investing in our common shares involves a high degree of risk. You should purchase common shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 9.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offence.
The date of this prospectus is .

PROSPECTUS SUMMARY
The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus.
The terms “JED”, “our company”, “the company”, “we”, “us” and “our” as used in this prospectus on Form F-3 refer to JED Oil Inc. and its subsidiaries as a combined entity, except where the context requires otherwise.
ABOUT JED OIL INC.
JED is engaged in the development and operation of crude oil and natural gas in Western Canada and under its wholly-owned subsidiary JED Oil (USA) Inc. in the Rocky Mountain states of the United States. We develop the oil and natural gas properties of others under arrangements in which we will finance the cost of development drilling in exchange for interests in the oil and natural gas revenue generated by the properties. Occasionally JED may purchase specific properties with drilling upside. Our production averaged 1,250 boe/d during the first quarter of 2006 including 587 bbls/d of medium and heavy oil and 3,978 mcf/d of natural gas. Our proved reserves are approximately 3,390.2 mboe in the aggregate as of December 31, 2005. Our development programs will be financed in part by cash flow, and in part with debt or equity financing.
JED’s business strategy is to grow its reserves and cash flow by funding the development of oil and gas properties in exchange for an interest in the property. JED is focused on per share growth. We will finance acquisitions with debt and cash flow, and minimize shareholders’ dilution while maintaining a strong balance sheet. JED’s ability to replace and grow its reserves over time is the key success factor in our business strategy.
JED, Enterra Energy Trust (“Enterra”), and JMG Exploration, Inc. (“JMG”) are parties to a 2nd Amended and Restated Agreement of Business Principles pursuant to which each oil and gas property which is owned by Enterra is as a general matter to be developed or explored under arrangements pursuant to which JED and JMG, respectively, bear the cost thereof in exchange for a percentage (usually 70 percent) of such property and Enterra retains the balance of such property. Enterra has a first right to purchase oil and gas properties owned by JED prior to the sale thereof to others, and Enterra has the right to purchase 80 percent of any oil and gas property that is owned by JMG when drilling has established the existence of commercially viable quantities of oil or gas at a value that is based upon an independent engineering report. JED and Enterra Energy Trust have entered into a definitive agreement with Enterra Energy Trust regarding a property swap and termination fo the Agreement of Business Principles. Pursuant to the agreement, JED will acquire 100% of Enterra’s working interest in the North Ferrier area and approximately 57.5% of Enterra’s interest in the East Ferrier area in exchange for JED’s interests in common with Enterra in East

Central Alberta, the Desan area of North East British Columbia, the Ricinus area of Alberta and settlement of amounts owing to JED by Enterra. The swap was based on independent third party engineering evaluations and will not result in any material changes to the aggregate production and reserves held by each. The value of the additional interests JED is acquiring in Ferrier was determined to be approximately $44 million on a 10% net present value (NPV) basis. The effective date of the transaction is July 1, 2006 with closing scheduled for September 28, 2006 subject to several conditions, including receipt of required consents and approvals by both parties. At closing of the asset swap, the existing farmout, joint services and business principles agreements between the parties will be terminated. JMG must agree to any termination of the 2nd Amended and Restated Agreement of Business Principles.
JED’s revenue is principally from the sale of oil and natural gas liquids and natural gas. For the year ended December 31, 2005, approximately 29% of the revenue from our properties was derived from natural gas and approximately 65% was derived from crude oil and natural gas liquids. JED has also earned interest revenue from the investment of excess cash in interest-earning investments. The summary of revenues by revenue type for the six months ended June 30, 2006 and for the years ended December 31, 2005 and 2004 and for the 120-day period starting from the Company’s incorporation on September 3, 2003 and ended December 31, 2003 is as follows:

				120-Day
				Period
	Six months			Ended
	ended June			December
	30,	Year Ended December 31,		31,
	2006	2005	2004	2003

Revenue
Oil and natural gas liquids	$6,605,205	$6,705,384	$1,413,044
Natural gas	$6,671,647	$2,953,406	$106,045
Interest	$64,933	$604,592	$484,137	$49,485

Total Revenue	$13,341,785	$10,263,382	$2,003,226	$49,485

At July 30, 2006, we had approximately 30 employees and consultants working both in our head office and in field locations.
JED’s principal executive office is located at 2200, 500 — 4th Avenue S.W. Calgary, Alberta, Canada T2P 2V6 and our telephone number is (403) 537-3250.

THE OFFERING
     This prospectus covers up to 5,766,904 common shares to be sold by the selling shareholders identified in this prospectus.

Shares offered by the selling shareholders	5,766,904 shares of common stock(1)

Offering price	Determined at the time of sale by the selling shareholders.

Common shares outstanding prior to this offering as of July 30, 2006	14,953,713 shares

Common shares outstanding following this offering if all Senior Subordinated Convertible Notes issued to a group of selling shareholders herein, the Amended and Restated Senior Subordinated Convertible Note issued to JED Funding and Series B Convertible Preferred Shares are converted
20,720,617 shares(2)

Common shares owned by the selling shareholders following this offering if all common shares issued by the conversion of Senior Subordinated Convertible Notes issued to a group of selling shareholders herein, the Amended and Restated Senior Subordinated Convertible Note issued to JED Funding and Series B Convertible Preferred Shares are sold
None(2)

Use of proceeds	All proceeds of this offering will be received by the selling shareholders for their own account. Our outstanding debt will be reduced to the extent the Senior Subordinated Convertible Notes issued to a group of selling shareholders herein and the Amended and Restated Senior Subordinated Convertible Note issued to JED Funding notes are converted. Such notes and Series B Convertible Preferred Shares are not required to be converted.

Risk factors	You should read the “Risk Factors” section beginning on page 9, as well as other cautionary statements throughout this prospectus, before investing in our common shares.

American Stock Exchange	JDO

(1)	On June 2, 2006, a group of selling shareholders acquired the Senior Subordinated Convertible Notes (the “Convertible Notes”) with a conversion price of $16.00. On June 9, 2006, the other group of the selling shareholders acquired Series B Convertible Preferred Shares (the “Series B Preferred Shares”) with a conversion price of $16.00. This conversion price represented a premium to the then market price of $14.52 on June 1, 2006. We have agreed to register for resale by the holders of such securities the common shares issuable upon conversion of the Convertible Notes and the Series B Preferred Shares. JED agreed to register at least that number of common shares equal to 200% of $34,475,000 divided by the conversion price of the Convertible Notes. JED agreed to register at least that number of common shares equal to 125% of $15,525,000 divided by the conversion price of the Series B Preferred Shares.

JED issued a Senior Subordinated Convertible Note (the “Old JED Funding Note”) in the aggregate principal amount of $20,000,000 with a conversion price of $30.00 to JED Funding, Ltd. on August 3, 2005. Following the 3 for 2 stock split on October 13, 2005, the conversion price of the Old JED Funding Note was adjusted to $20.00. In May 2006 $1,000,000 of the Old JED Funding Note was converted to 57,143 common shares at $17.50 per share. In May 2006, $13,235,000 of the Old JED Funding Note was replaced by Series B Convertible Preferred Shares by mutual agreement of JED and JED Funding. JED and JED Funding also agreed to replace the remaining $5,765,000 of the Old JED Funding Note with a 10% Amended and Restated Senior Subordinated Convertible Note (the “New JED Funding Note”), the terms of which are similar to the Convertible Notes, including the conversion price of $16. The New JED Funding Note and the Series B Preferred Shares held by JED Funding are convertible into 1,187,500 common shares at $16.00. JED previously registered 1,000,000 common shares with the SEC to cover the conversion of the Old JED Funding Note on Form F-3/A filed November 3, 2005, 57,143 common shares of which were issued upon the conversion of the Old JED Funding Note in May 2006. Thus, JED is registering additional 244,643 shares in this registration statement to cover the common shares issuable upon the conversion of the New JED Funding Note and Series B Convertible Preferred Shares held by JED Funding.

(2)	This figure is based on the number of common shares outstanding as of July 30, 2006 and assumes full conversion of the Convertible Notes, the New JED Funding Note and the Series B Preferred Shares at the conversion price of $16.00 and sale of all of the resulting common shares during the effectiveness of the registration statement that includes this prospectus. The selling shareholders are not required to convert their securities or sell their shares. See “Plan of Distribution.”
ABOUT THIS PROSPECTUS
We are registering 5,706,904 common shares of JED Oil Inc. for resale by the selling shareholders.
On May 31, 2006, we entered into a $34,475,000 Senior Subordinated Convertible Subordinated Note Purchase Agreement with qualified investors. The Convertible Notes bear interest at a rate of 10% per annum payable in quarterly payments and have a term through February 1, 2008. The Convertible Notes are convertible at the holders’ option into 2,154,688 common shares of JED at a value of $16 per share. We have undertaken to file a registration statement with the Securities and Exchange Commission (the “SEC”) by July 31, 2006, to have the SEC declare such registration statement effective no later than September 29, 2006 and, subject to certain exceptions, to keep such registration statement effective at all times until all shares registered thereby or have been sold thereunder or may be resold pursuant to Rule 144(k) under the Securities Act of 1933, as amended. JED is obligated to pay certain liquidated damages in the event it fails to satisfy these registration obligations.
On June 9, 2006, JED closed a private placement of 970,313 Series B Preferred Shares for gross proceeds of $15,525,000. The Series B Preferred Shares will receive dividends at the rate of 10% per annum, payable quarterly, and be redeemed by the Company on February 1, 2008. Each quarter, holders may elect to receive their dividends in common shares of JED, valued at the trailing fifteen day volume weighted average trading price for the common shares prior to the record date for the dividend. The outstanding principal may be converted at any time at the holders’ option into common shares of the Company at a conversion price of $16.00 per share. Series B Preferred Shares outstanding on February 1, 2008 will be mandatorily redeemed by JED. In the event of certain new equity issues by JED, holders of the Series B Preferred Shares shall have a right of first refusal to participate, on a pro rata basis, in such new issues. In connection with the private placement, JED also entered into a Registration Rights Agreement with the purchasers of the preferred shares. Pursuant to the terms of the Registration Rights Agreement, JED has agreed to prepare and file with the SEC a registration statement for the purpose of registering for resale all of the common shares of JED issuable upon conversion of the Series B Preferred Shares. JED is obligated to file such registration statement no later than August 9, 2006, to have the SEC declare such registration statement effective no later than October 6, 2006 and, subject to certain exceptions, to keep such registration statement effective at all times until the all shares registered thereby have been sold thereunder or may be resold pursuant to rule 144(k) under the Securities Act of 1933, as amended. JED is obligated to pay certain liquidated damages in the event it fails to satisfy these registration obligations.
JED issued the Old JED Funding Note in the aggregate principal amount of $20,000,000 with a conversion price of $30.00 to JED Funding, Ltd. on August 3, 2005. Following the 3 for 2 stock split on October 13, 2005, the conversion price of the Old JED Funding Note was adjusted to $20.00. In May 2006 $1,000,000 of the Old JED Funding Note was converted to 57,143 common shares at $17.50 per share. In May 2006, $13,235,000 of the Old JED Funding Note was replaced by Series B Preferred Shares by mutual agreement of JED and JED Funding. JED and JED Funding also agreed to replace the remaining $5,765,000 of the Old JED Funding Note with the New JED Funding Note, the terms of which are similar to the Convertible Notes, including the conversion price of $16. The New JED Funding Note and the Series B Preferred Shares held by JED Funding are convertible into 1,187,500 common shares at $16.00. JED previously registered

1,000,000 common shares with the SEC to cover the conversion of the Old JED Funding Note on Form F-3/A filed November 3, 2005, 57,143 common shares of which were issued upon the conversion of the Old JED Funding Note in May 2006. Thus, JED is registering additional 244,643 shares in this registration statement to cover the common shares issuable upon the conversion of the New JED Funding Note and Series B Preferred Shares held by JED Funding.
This prospectus may only be used where it is legal to offer and sell the common shares covered by this prospectus. We have not taken any action to register or obtain permission for this offering or the distribution of this prospectus in any country other than the United States.
INFORMATION ON OUTSTANDING SHARES
The number of common shares outstanding before and after this offering are set forth below:
•	Common shares outstanding before the offering 14,953,713 as of July 30, 2006

•	Common shares to be outstanding after the offering 20,720,622 assuming the Convertible Notes, the New JED Funding Note and the Series B Preferred Shares are converted
The number set forth above for the common shares outstanding before this offering is the number of shares outstanding as of July 30, 2006. The numbers set forth above do not include: (i) common shares issuable upon conversion of the Convertible Notes, the New JED Funding Note and the Series B Preferred Shares, (ii) 1,041,190 common shares that, as of July 30, 2006, are issuable upon the exercise of outstanding options, and (iii) 274,750 common shares that, as of July 30, 2006, are issuable upon the exercise of outstanding warrants. The options are exercisable at prices ranging from $3.67 to $16.00, with a weighted average exercise price of $10.14 per share and the warrants are exercisable at a price of $11.00 per share.
The number set forth above for the common shares to be outstanding after this offering assuming all shares are sold includes common shares issuable upon the conversion of the Convertible Notes, the New JED Funding Note and the Series B Preferred Shares at the conversion price.
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference include forward-looking statements. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference, including statements regarding our future financial position, estimated amounts and timing of capital expenditures, royalty rates and exchange rates, plans for drilling, exploration and development, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” below and in our annual report on Form 20-F under the heading “Risk Factors”.
Statements concerning oil and gas reserves contained in the documents incorporated by reference may be deemed to be forward-looking statements as they involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions.
These risks and uncertainties include:
•	the risks of the oil and gas industry, such as operational risks in exploring for, developing and producing crude oil, natural gas and natural gas liquids;

•	market demand;

•	risks and uncertainties involving geology of oil and gas deposits;

•	the uncertainty of reserves estimates and reserves life;

•	the uncertainty of estimates and projections relating to production, costs and expenses;

•	potential delays or changes in plans with respect to exploration or development projects or capital expenditures;

•	fluctuations in oil and gas prices, foreign currency exchange rates and interest rates;

•	health, safety and environmental risks;

•	uncertainties as to the availability and cost of financing; and

•	the possibility that government policies or laws may change or governmental approvals may be delayed or withheld.

Other sections of this prospectus may include additional factors, which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
RISK FACTORS
Please consider carefully the following risk factors and uncertainties which we face in our business, and other information contained in this prospectus, before investing in our common shares.
We may be subject to financial penalties in the event that this registration statement is not declared effective by September 29, 2006.
In connection with the private placement of the notes completed in June 2006, we have undertaken to file a registration statement with the Securities and Exchange Commission by July 31, 2006, to have the SEC declare such registration statement effective no later than September 29, 2006 and, subject to certain exceptions, to keep such registration statement effective at all times until all shares registered thereby or have been sold thereunder or may be resold pursuant to Rule 144(k) under the Securities Act of 1933, as amended. The Company is obligated to pay certain liquidated damages in the event it fails to satisfy these registration obligations. In connection with the private placement of the Series B Preferred Shares in June 2006, we also entered into a registration rights agreement with the purchasers of the preferred shares under which we agreed to prepare and file with the SEC a registration statement for the purpose of registering for resale all of the common shares of the Company issuable upon conversion of the preferred shares. The Company is obligated to file such registration statement no later than August 9, 2006, to have the SEC declare such registration statement effective no later than October 6, 2006 and, subject to certain exceptions, to keep such registration statement effective at all times until the all shares registered thereby have been sold thereunder or may be resold pursuant to rule 144(k) under the Securities Act of 1933, as amended. The Company is obligated to pay certain liquidated damages in the event in fails to satisfy these registration obligations.

Our results of operations and financial condition are dependent on the prices received for our oil and natural gas production.
Oil and natural gas prices have fluctuated widely during recent years and are subject to fluctuations in response to relatively minor changes in supply, demand, market uncertainty and other factors that are beyond our control. These factors include, but are not limited to, worldwide political instability, foreign supply of oil and natural gas, the level of consumer product demand, government regulations and taxes, the price and availability of alternative fuels and the overall economic environment. Any decline in crude oil or natural gas prices may have a material adverse effect on our operations, financial condition, borrowing ability, reserves and the level of expenditures for the development of oil and natural gas reserves.
We may use financial derivative instruments and other hedging mechanisms to try to limit a portion of the adverse effects resulting from changes in natural gas and oil commodity prices. To the extent we hedge our commodity price exposure, we forego the benefits we would otherwise experience if commodity prices were to increase. In addition, our commodity hedging activities could expose us to losses. Such losses could occur under various circumstances, including where the other party to a hedge does not perform its obligations under the hedge agreement, the hedge is imperfect or our hedging policies and procedures are not followed. Furthermore, we cannot guarantee that such hedging transactions will fully offset the risks of changes in commodities prices.
In addition, we regularly assess the carrying value of our assets in accordance with U.S. generally accepted accounting principles under the full cost method. If oil and natural gas prices become depressed or decline, the carrying value of our assets could be subject to downward revision.
An increase in operating costs or a decline in our production level could have a material adverse effect on our results of operations and financial condition and, therefore, could affect the market price of the Common Shares.
Higher operating costs for our underlying properties will directly decrease the amount of cash flow received by JED. Electricity, chemicals, supplies, reclamation and abandonment and labour costs are a few of the operating costs that are susceptible to material fluctuation. The level of production from our existing properties may decline at rates greater than anticipated due to unforeseen circumstances, many of which are beyond our control. A significant decline in our production could result in materially lower revenues and cash flow.
A decline in our ability to market our oil and natural gas production could have a material adverse effect on production levels or on the price that we received for our production which, in turn, could affect the market price of our Common Shares.

Our business depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Canadian federal and provincial, as well as United States federal and state, regulation of oil and gas production, processing and transportation, tax and energy policies, general economic conditions, and changes in supply and demand could adversely affect our ability to produce and market oil and natural gas. If market factors change and inhibit the marketing of our production, overall production or realized prices may decline.
Fluctuations in foreign currency exchange rates could adversely affect our business, and could affect the market price of our Common Shares.
The price that we receive for a majority of our oil and natural gas is based on United States dollar denominated benchmarks, and therefore the price that we receive in Canadian dollars is affected by the exchange rate between the two currencies. A material increase in the value of the Canadian dollar relative to the United States dollar may negatively impact net production revenue by decreasing the Canadian dollars received for a given United States dollar price. We could be subject to unfavourable price changes to the extent that we have engaged, or in the future engage, in risk management activities related to foreign exchange rates, through entry into forward foreign exchange contracts or otherwise.
Actual reserves will vary from reserve estimates, and those variations could be material, and affect the market price of our Common Shares.
The reserve and recovery information contained in the independent engineering report prepared by McDaniel & Associates (“McDaniel”) relating to our reserves is only an estimate and the actual production and ultimate reserves from our properties may be greater or less than the estimates prepared by McDaniel.
The value of our Common Shares depends upon, among other things, the reserves attributable to our properties. Estimating reserves is inherently uncertain. Ultimately, actual reserves attributable to our properties will vary from estimates, and those variations may be material. The reserve figures contained herein are only estimates. A number of factors are considered and a number of assumptions are made when estimating reserves. These factors and assumptions include, among others:
•	historical production in the area compared with production rates from similar producing areas;

•	future commodity prices, production and development costs, royalties and capital expenditures;

•	initial production rates;

•	production decline rates;

•	ultimate recovery of reserves;

•	success of future development activities;

•	marketability of production;

•	effects of government regulation; and

•	other government levies that may be imposed over the producing life of reserves.
Reserve estimates are based on the relevant factors, assumptions and prices on the date the relevant evaluations were prepared. Many of these factors are subject to change and are beyond our control. If these factors, assumptions and prices prove to be inaccurate, actual results may vary materially from reserve estimates.
If we expand our operations beyond oil and natural gas production in western Canada and the western United States we may face new challenges and risks.
If we were unsuccessful in managing these challenges and risks, our results of operations and financial condition could be adversely affected, which could affect the market price of our Common Shares.
Our operations and expertise are currently focused on conventional oil and gas production and development in the Western Canadian Sedimentary Basin and the Rocky Mountain states of the U.S. In the future, we may acquire oil and gas properties outside of this geographic area. In addition, JED could acquire other energy related assets, such as oil and natural gas processing plants or pipelines. Expansion of our activities into new areas may present challenges and risks that we have not faced in the past. If we do not manage these challenges and risks successfully, our results of operations and financial condition could be adversely affected.
In determining the purchase price of acquisitions, we rely on both internal and external assessments relating to estimates of reserves that may prove to be materially inaccurate. Such reliance could adversely affect the market price of our Common Shares.
The price we are willing to pay for reserve acquisitions is based largely on estimates of the reserves to be acquired. Actual reserves could vary materially from these estimates. Consequently, the reserves we acquire may be less than expected, which could adversely impact cash flows. An initial assessment of an acquisition may be based on a report by engineers or firms of engineers that have different evaluation methods and approaches than those of our engineers, and these initial assessments may differ significantly from our subsequent assessments.

Some of our properties are not operated by us and, therefore, results of operations may be adversely affected by the failure of third-party operators, which could affect the market price of our Common Shares.
The continuing production from a property, and to some extent the marketing of that production, is dependent upon the ability of the operators of those properties. At December 31, 2005, approximately 89% of our daily production was from properties operated by third parties. To the extent a third-party operator fails to perform its functions efficiently or becomes insolvent, our revenue may be reduced. Third party operators also make estimates of future capital expenditures more difficult.
Further, the operating agreements which govern the properties not operated by us typically require the operator to conduct operations in a good and “workmanlike” manner. These operating agreements generally provide, however, that the operator has no liability to the other non-operating working interest owners for losses sustained or liabilities incurred, except for liabilities that may result from gross negligence or wilful misconduct.
Delays in business operations could adversely affect the market price of our Common Shares.
In addition to the usual delays in payment by purchasers of oil and natural gas to the operators of our properties, and the delays of those operators in remitting payment to us, payments between any of these parties may also be delayed by:
•	restrictions imposed by lenders;

•	accounting delays;

•	delays in the sale or delivery of products;

•	delays in the connection of wells to a gathering system;

•	blowouts or other accidents;

•	adjustments for prior periods;

•	recovery by the operator of expenses incurred in the operation of the properties; or

•	the establishment by the operator of reserves for these expenses.
Any of these delays could expose us to additional third party credit risks.
We may, from time to time, finance a significant portion of our operations through debt. Our indebtedness could affect the market price of our Common Shares.

Variations in interest rates and scheduled principal repayments could result in significant changes to the amount of the cash flow required to be applied to debt. The agreements governing our credit facility provide that if we are in default under the credit facility, exceed certain borrowing thresholds or fail to comply with certain covenants, we must repay the indebtedness at an accelerated rate.
Our lenders have been provided with a security interest in substantially all of our assets. If we are unable to pay the debt service charges or otherwise commit an event of default, such as bankruptcy, our lenders may foreclose on and sell the properties. The proceeds of any sale would be applied to satisfy amounts owed to the creditors. Only after the proceeds of that sale were applied towards the debt would the remainder, if any, be available for distribution to Shareholders.
Our current credit facility and any replacement credit facility may not provide sufficient liquidity.
The amounts available under our existing credit facility may not be sufficient for future operations, or we may not be able to obtain additional financing on economic terms attractive to us, if at all.
The oil and natural gas industry is highly competitive.
We compete for capital, acquisitions of reserves, undeveloped lands, skilled personnel, access to drilling rigs, service rigs and other equipment, access to processing facilities, pipeline and refining capacity and in many other respects with a substantial number of other organizations, many of which may have greater technical and financial resources than we do. Some of these organizations not only explore for, develop and produce oil and natural gas but also carry on refining operations and market oil and other products on a worldwide basis. As a result of these complementary activities, some of our competitors may have greater and more diverse competitive resources to draw on than we do. Given the highly competitive nature of the oil and natural gas industry, this could adversely affect the market price of our Common Shares.
The industry in which we operate exposes us to potential liabilities that may not be covered by insurance.
Our operations are subject to all of the risks associated with the operation and development of oil and natural gas properties, including the drilling of oil and natural gas wells, and the production and transportation of oil and natural gas. These risks include encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, equipment failures and other accidents, cratering, sour gas releases, uncontrollable flows of oil, natural gas or well fluids, adverse weather conditions, pollution, other environmental risks, fires and spills. A number of these risks could result in personal injury, loss of life, or environmental and other damage to our property or the property of others. We cannot fully protect against all of these risks, nor are all of these risks insurable.

We may become liable for damages arising from these events against which we cannot insure or against which we may elect not to insure because of high premium costs or other reasons. Any costs incurred to repair these damages or pay these liabilities would reduce funds available for distribution to Shareholders.
The operation of oil and natural gas wells could subject us to environmental claims and liability.
The oil and natural gas industry is subject to extensive environmental regulation pursuant to local, provincial and federal legislation. A breach of that legislation may result in the imposition of fines or the issuance of “clean up” orders. Legislation regulating the oil and natural gas industry may be changed to impose higher standards and potentially more costly obligations. For example, the 1997 Kyoto Protocol to the United Nation’s Framework Convention on Climate Change, known as the Kyoto Protocol, was ratified by the Canadian government in December, 2002 and will require, among other things, significant reductions in greenhouse gases. The impact of the Kyoto Protocol on us is uncertain and may result in significant future additional costs for our operations. Although we record a provision in our financial statements relating to our estimated future environmental and reclamation obligations, we cannot guarantee that we will be able to satisfy our actual future environmental and reclamation obligations.
We are not fully insured against certain environmental risks, either because such insurance is not available or because of high premium costs. In particular, insurance against risks from environmental pollution occurring over time (as opposed to sudden and catastrophic damages) is not available on economically reasonable terms.
Accordingly, our properties may be subject to liability due to hazards that cannot be insured against, or that have not been insured against due to prohibitive premium costs or for other reasons. Any site reclamation or abandonment costs actually incurred in the ordinary course of business in a specific period will be funded out of cash flow and, therefore, will reduce the amounts available for distribution to Shareholders. Should we be unable to fully fund the cost of remedying an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy.
Lower crude oil and natural gas prices increase the risk of ceiling limitation write-downs. Any write-downs could materially affect the value of your investment.
We use the “full cost” method of accounting for petroleum and natural gas properties. All costs related to the exploration for and the development of oil and gas reserves are capitalized into two geographic cost centres representing JED’s activity which are undertaken in Canada and the U.S. Costs capitalized include land acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling productive and non-productive wells. Proceeds from the disposal of properties are applied as a reduction of cost without recognition of a gain or loss except where such disposals would result in a major change in the depletion rate.
Capitalized costs are depleted and depreciated using the unit-of-production method based on the estimated gross proven oil and natural gas reserves before royalties as determined by independent engineers. Units of natural gas are converted into barrels of oil equivalent on a relative energy content basis. Capitalized costs, net of accumulated depletion and depreciation, are limited to estimated future net revenues from proven reserves, based on year-end prices. The amounts recorded for depletion and depreciation and asset retirement obligations are based on estimates of proven reserves and future costs. The recoverable value of capital assets is based on a number of factors including the estimated proven reserves and future costs. By their nature, these estimates are subject to measurement uncertainty and the impact on financial statements of future periods could be material.
We perform a cost recovery ceiling test which limits net capitalized costs to the estimated future net revenue from proven oil and gas reserves plus the cost of unproven properties less impairment, using year-end prices. Under U.S. GAAP, companies using the “full cost” method of accounting for oil and gas producing activities perform a ceiling test using discounted estimated future net revenue from proven oil and gas reserves with a discount factor of 10%. Prices used in the U.S. GAAP ceiling tests performed for this reconciliation were those in effect at the applicable year-end. Financing and administration costs are excluded from the calculation under U.S. GAAP. At December 31, 2004 JED realized a U.S. GAAP ceiling test write-down of $4.2 million. There were no such write-downs required at December 31, 2005.
The risk that we will be required to write down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are low or volatile. We may experience additional ceiling test write-downs in the future.
Unforeseen title defects may result in a loss of entitlement to production and reserves.
Although we conduct title reviews in accordance with industry practice prior to any purchase of resource assets, such reviews do not guarantee that an unforeseen defect in the chain of title will not arise and defeat our title to the purchased assets. If such a defect were to occur, our entitlement to the production from such purchased assets could be jeopardized.
Aboriginal Land Claims
The economic impact on us of claims of aboriginal title is unknown. Aboriginal people have claimed aboriginal title and rights to a substantial portion of western

Canada. We are unable to assess the effect, if any, that any such claim would have on our business and operations.
Changes in tax and other laws may adversely affect Shareholders.
Income tax laws, other laws or government incentive programs relating to the oil and gas industry may in the future be changed or interpreted in a manner that adversely affects JED and our Shareholders. Tax authorities having jurisdiction over JED or the Shareholders may disagree with the manner in which we calculate our income for tax purposes or could change their administrative practices to our detriment or the detriment of Shareholders.
Income Tax Matters
On October 31, 2003, the Department of Finance (Canada) released, for public comment, proposed amendments to the Tax Act that relate to the deductibility of interest and other expenses for income tax purposes for taxation years commencing after 2004. In general, the proposed amendments were intended to deny the realization of losses in respect of a business if there is no reasonable expectation that the business will produce a cumulative profit over the period that the business can reasonably be expected to be carried on. Although the 2005 Canadian federal budget stated that the October 31, 2003 amendments will not be enacted, it stated that a “more modest legislative initiative” would be developed to address losses realized where there is no reasonable expectation of profit from the relevant activity. Accordingly, there is a possibility that legislation may be enacted which could restrict or deny losses in a manner which could adversely affect JED. However, JED believes that it is reasonable to expect JED and each subsidiary entity to produce a cumulative profit over the expected period that the business will be carried on.
Expenses incurred by JED are only deductible to the extent they are reasonable. Although JED is of the view that all expenses to be claimed by JED and its subsidiary entities should be reasonable and deductible, there can be no assurance that the Canadian Revenue Agency (“CRA”) will agree. If the CRA were to successfully challenge the deductibility of such expenses, the net revenue to JED may be adversely affected.
Changes in market-based factors may adversely affect the trading price of our Common Shares.
The market price of our Common Shares is primarily a function of the value of our properties. The market price of our Common Shares is therefore sensitive to a variety of market based factors, including, but not limited to, interest rates and the comparability of our Common Shares to other securities. Any changes in these market-based factors may adversely affect the trading price of the Common Shares.

Our operations are entirely independent from the Shareholders and loss of key management and other personnel could impact our business.
Shareholders are entirely dependent on the management of JED with respect to the acquisition of oil and gas properties and assets, the development and acquisition of additional reserves and the management and administration of all matters relating to our oil and natural gas properties. The loss of the services of key individuals who currently comprise the management team could have a detrimental effect on JED. Investors should carefully consider whether they are willing to rely on the existing management before investing in the Common Shares.
There may be future dilution.
One of our objectives is to continually add to our reserves through acquisitions and through development. Our success is, in part, dependent on our ability to raise capital from time to time by selling additional Common Shares. Shareholders will suffer dilution as a result of these offerings if, for example, the cash flow, production or reserves from the acquired assets do not reflect the additional number of Common Shares issued to acquire those assets. Shareholders may also suffer dilution in connection with future issuances of Common Shares to effect acquisitions.
There may not always be an active trading market for the Common Shares.
While there is currently an active trading market for our Common Shares in the United States and Canada, we cannot guarantee that an active trading market will be sustained.
We may undertake acquisitions that could limit our ability to manage and maintain our business, result in adverse accounting treatment and are difficult to integrate into our business. Any of these events could result in a material change in our liquidity, impair our ability to pay dividends and could adversely affect the value of your investment.
A component of future growth will depend on the ability to identify, negotiate, and acquire additional companies and assets that complement or expand existing operations. However we may be unable to complete any acquisitions, or any acquisitions we may complete may not enhance our business. Any acquisitions could subject us to a number of risks, including:
•	diversion of management’s attention;

•	inability to retain the management, key personnel and other employees of the acquired business;

•	inability to establish uniform standards, controls, procedures and policies;

•	inability to retain the acquired company’s customers;

•	exposure to legal claims for activities of the acquired business prior to acquisition; and

•	inability to integrate the acquired company and its employees into our organization effectively.
We are incorporated in Alberta, Canada, some of our directors and officers live in Canada, and most of our assets are in Canada, and investors may have difficulty initiating legal claims and enforcing judgments against us and our directors and officers.
JED is a corporation existing under the laws of the Province of Alberta and the majority of its assets and operations are located, and the majority of its revenues are derived, outside the United States. JED has appointed an agent to receive service of process in the United States. However, it may not be possible for holders to enforce outside the United States judgments against JED obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal securities laws. In addition, certain of the directors and officers of JED are residents of Canada, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for holders to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws. We believe that there is uncertainty as to whether Canadian courts would enforce (i) judgments of United States courts obtained against JED or such persons predicated upon the civil liability provisions of the United States federal and state securities laws or (ii) in original actions brought in Canada, liabilities against JED or such persons predicated upon the United States federal and state securities laws.
SELLING SHAREHOLDERS
The table below lists the selling shareholders who may resell common shares pursuant to this prospectus and, in addition, sets forth the following:
•	the number of common shares outstanding beneficially owned by the selling shareholders prior to the offering;

•	the number of shares registered for sale in the offering and issuable upon exercise of the Convertible Notes, the New JED Funding Note or Series B Preferred Shares;

•	the number of common shares owned by each selling shareholder after the offering, assuming it sells all of the common shares registered for its benefit.
The term “beneficial ownership” includes shares over which the indicated beneficial owner exercises voting and/or investment power. The rules also deem common shares subject to convertible securities currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or warrants, but they do not deem these common shares to be outstanding for purposes of computing the percentage ownership of any other person. The applicable percentage of ownership is based on 14,953,713 common shares outstanding as of July 30, 2006, together with any applicable convertible securities for that shareholder. Except as otherwise indicated, we believe the beneficial owner of the common shares listed below, based on information furnished by it, has sole voting and investment power over the number of shares listed opposite its name.
All conversions pursuant to the Convertible Notes are subject to the restriction that such conversion does not result in the holder and its affiliates beneficially owning more than 4.99% of our common shares. By written notice to us, any holder may from time to time increase or decrease the 4.99% limitation to any other percentage not in excess of 9.99% specified in such notice, provided, however, that (i) any such increase will not be effective until the date which is 61 days after such notice is delivered to us and (ii) any such increase or decrease will apply only to the holder who has so notified us and not to any other holder of the Convertible Notes.
Holders of Senior Subordinated Convertible Notes

	Shares Owned Before			Shares Owned After
	the Offering[1]		Shares Being	the Offering
Name and Address	Number	Percent	Offered[2]	Number	Percent

SILVER OAK CAPITAL, L.L.C.[5] c/o Angelo, Gordon & Co., L.P. 245 Park Avenue New York, New York 10167	0	0	1,250,000	0	0

PORTSIDE GROWTH AND [6] OPPORTUNITY FUND c/o Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	0	0	375,000	0	0

	Shares Owned Before			Shares Owned After
	the Offering[1]		Shares Being	the Offering
Name and Address	Number	Percent	Offered[2]	Number	Percent

SOLOMON STRATEGIC HOLDINGS, INC. c/o Andrew P. Mackeller Director Greenlands The Red Gap Castletown IM9 1HB, UK	0	0	12,500	0	0

THE TAIL WIND FUND LTD. c/o Tail Wind Advisory and Management Ltd. Attention: David Crook 77 Long Acre London WC2E 9LB UK	0	0	187,500	0	0

CAPITAL VENTURES INTERNATIONAL c/o Heights Capital Management, Inc. 101 California Street, Suite 3250 San Francisco, CA 94111	0	0	125,000	0	0

KAMUNTING STREET MASTER FUND, LTD. Attention: Chris Falsetta Kamunting Street Capital 140 E. 45th Street New York, NY 10017 Kings Road Investments Ltd.	0	0	721,875	0	0

KINGS ROAD INVESTMENTS LTD c/o Polygon Investments Partners, LP 598 Madison Avenue 14th Floor New York, NY 10022	0	0	625,000	0	0

ALPHA CAPITAL AG Attention: Konrad Ackerman Alpha Capital Aktiengesellschaft 160 Central Park South Suite 2701 New York, NY 10019	0	0	62,500	0	0

CORSAIR CAPITAL PARTNERS, L.P. Corsair Capital 350 Madison Avenue Ninth Floor New York, NY 10017	0	0	215,250	0	0

	Shares Owned Before			Shares Owned After
	the Offering[1]		Shares Being	the Offering
Name and Address	Number	Percent	Offered[2]	Number	Percent

CORSAIR CAPITAL INVESTORS, LTD. Corsair Capital 350 Madison Avenue Ninth Floor New York, NY 10017	0	0	24,500	0	0

CORSAIR CAPITAL PARTNERS 100, L.P. Corsair Capital 350 Madison Avenue Ninth Floor New York, NY 10017	0	0	10,250	0	0

BARRY ZELIN 300 East 56th Street New York, NY 10022	0	0	25,000	0	0

MADILYN JORDON 40 Cushman Road Scarsdale, NY 10583	0	0	187,500	0	0

MARK MITZNER P.O. Box 886 W. Hampton Beach, NY 11978	0	0	31,250	0	0

ARTHUR SCHREIBMAN 15 Salem Drive Scarsdale, NY 10583	0	0	12,500	0	0

KNOLL CAPITAL FUND II MASTER FUND, LTD Knoll Capital 666 Fifth Avenue Suite 3702 New York, NY 10103	0	0	187,500	0	0

EUROPA INTERNATIONAL, INC. Knoll Capital 666 Fifth Avenue Suite 3702 New York, NY 10103	0	0	187,500	0	0

GUS BLASS II IRA	0	0	50,000	0	0

UBS FINANCIAL SERVICES INC. AS IRA CUSTODIAN FOR BARRY J. GOLDSTEIN 1100 Town & Country Road Suite 1000, Orange, CA 92868	0	0	18,750	0	0

Holders of Series B Convertible Preferred Shares

	Shares Owned Before			Shares Owned After
	the Offering[1]		Shares Being	the Offering
Name and Address	Number	Percent	Offered[2]	Number	Percent

VINCENT MANNGARD ERIC MANNGARD PARTNERSHIP 196 E. Main Street Huntington, NY 11743 631-549-5338	0	0	15,625	0	0

SAMMY WILDER 420 E. 61st Street New York, NY 10021	0	0	11,719	0	0

BERNARD D. NOBLE AND LISA F. NOBLE 1075 Park Avenue, #7C New York, NY 10128	0	0	15,625	0	0

DAVID VOZICK 579 Bedford Road Mount Kisco, NY 0549	0	0	7,813	0	0

HOWARD TANNER & JANICE TANNER JTWROS 17 Hewitt Avenue White Plains, NY 10605	0	0	13,672	0	0

ALAN JAY STEINBERG 215 E. 68th Street, #21H New York, NY 10021	0	0	19,531	0	0

RCB SECURITIES PROFIT SHARING PLAN 900 Palisade Avenue, #2203 Fort Lee, NY 07024	0	0	7,813	0	0

GUS BLASS II 16 W. Palisades Drive Little Rock, AR 72207	0	0	21,875	0	0

CAPITAL PROPERTIES LLC 212 Center Street, Suite 800 Little Rock, AR 72201	0	0	39,063	0	0

BLASS GRANDCHILDREN’S TRUST 16 W. Palisades Drive Little Rock, AR 72207	0	0	18,750	0	0

CONSTANCE BLASS O’NEILL TRUST #3 16 W. Palisades Drive Little Rock, AR 72207	0	0	37,500	0	0

ABBOT A./SELMA C. HARMAN FOUNDATION 146 Central Park West New York, NY 10023	0	0	781	0	0

	Shares Owned Before			Shares Owned After
	the Offering[1]		Shares Being	the Offering
Name and Address	Number	Percent	Offered[2]	Number	Percent

RICHARD S. HARMAN IRA 146 Central Park West New York, NY 10023	0	0	1,953	0	0

TRACY LAZAR MALMAN 657 Long Cove Court Riverwoods, IL 60015	0	0	11,719	0	0

STACY & PRESLEY REED TENANTS IN COMMON 10155 Westmoor Drive, #20 Westminster, CO 80021	0	0	3,906	0	0

MAXWELL A. SCHUSTER- JUDITH B. SHUSTER CO- TTEES THE SHUSTER FAMILY TRUST DATED 4-4-80 928 Emerald Bay Laguna Beach, CA 92651	0	0	4,688	0	0

LINCOLN PARTNERS GROUP LLC 1 Leroy Street, #2B NY, NY 10014	0	0	15,625	0	0

JUDITH & STEVEN COMBS 9337 Saulsbury Circle Westminster, CO 80021	0	0	3,906	0	0

GERALD ZEITZ 360 E. 65th Street NY, NY 10021	0	0	3,906	0	0

RALPH WORTHINGTON 251 E. 51st Street NY, NY 10021	0	0	19,531	0	0

GOLDSTEIN FAMILY ASSOCIATES 950 S. Cherry Street, #320 Denver, CO 80246	0	0	11,719	0	0

WELLS GRAY RESORT & RESOURCES LTD. Box 176 Dinsbury, Alberta	0	0	78,125	0	0

WILLIAM J. GORDICA 135 Eagle Ridge Drive SW Calgary, Alberta	0	0	42,969	0	0

LINDA G. SEXTON 4 Richland Place Pasadena, CA 91103	0	0	1,563	0	0

	Shares Owned Before			Shares Owned After
	the Offering[1]		Shares Being	the Offering
Name and Address	Number	Percent	Offered[2]	Number	Percent

JAMES T. GALVIN 1205 Wabash Street Pasadena, CA 91103	0	0	3,906	0	0

JOHN F. GUILTINAN JR. 5000 Birch Street, Ste 9200 Newport, CA 92660	0	0	27,344	0	0

JMW FUND LLC 4 Richard Place Pasadena, CA 91103	0	0	88,477	0	0

JOHN P. MCGRAIN 4 Richard Place Pasadena, CA 91103	0	0	39,063	0	0

ROBERT RICHMAN NORMA RICHMAN JTWROS 3867 Skycrest Drive Pasadena, CA 91107	0	0	1,953	0	0

SAN GABRIEL FUND LLC 4 Richard Place Pasadena, CA 91103	0	0	103,711	0	0

GLICKENHAUS & CO. 546 5th Avenue NY, NY 10036	0	0	351,563	0	0

DEVORA CHASANOFF 7 Candy Lane Rye Brook, NY 10573	0	0	1,953	0	0

ANN V. CLEMENTE 5 The High Road Bronxville, NY 10708	0	0	3,906	0	0

MARSHALL J. DONAT & MARY JEAN DONAT 142 Lincoln Ave. Purchase, NY 10577	0	0	1,953	0	0

MARC ENGELBERT 1165 Park Ave. New York, NY 10128	0	0	3,906	0	0

JOHN S. GROSS 16 Holly Lane Rye Brook, NY 10573	0	0	1,953	0	0

RANDALL HIGHT 50 Birch Drive Roslyn, NY 11576 1,562	0	0	3,906	0	0

SCOTT KAIDEN AND CHARLOTTE KAIDEN 14602 S Presario Trail Phoenix AZ 85048	0	0	1,953	0	0

ELAINE N. KELLY P.O Box 2045 210 Moon Ridge Rd, Killington, VT 05751	0	0	1,953	0	0

	Shares Owned Before			Shares Owned After
	the Offering[1]		Shares Being	the Offering
Name and Address	Number	Percent	Offered[2]	Number	Percent

ANITA LAZARUS 1603 Abaco Dr. #E-1 Coconut Creek, FL 33066	0	0	1,953	0	0

MARK IRREV. TRUST FBO, FELICIA, JAQUELINE, ERIK MARK 1025 Westchester Ave. White Plains, NY 10604	0	0	1,953	0	0

KEVIN J. MCCARTHY AND DEIDRE MCCARTHY 245 Glen Eagles A. Atlantis, FL 334762	0	0	1,953	0	0

WOLFE MODEL 525 West End Ave New York, NY 10024	0	0	1,953	0	0

JOHN N. POST AND MARY H. POST 1557 Coles Ave. Mountainside, NJ 07092	0	0	1,953	0	0

STEVE ROMAN 96 Dove Hill Dr. Manhasset, NY 11030	0	0	1,953	0	0

LESLIE ROSENBERG AND SYBIL ROSENBERG 3 Brassie Rd Eastchester NY 10709	0	0	1,953	0	0

ELIAS SAYOUR FOUNDATION, INC. 8 Egan Place Englewood Cliffs, NJ 07632	0	0	3,906	0	0

SANDRA AND ROBERT SHAPIRO 6 Winthrop Dr, Rye Brook NY 10573	0	0	1,953	0	0

GARY J. STADTMAUER 565 W. End Ave #9E New York NY 10024	0	0	3,906	0	0

DAVID S. TARICA 145 Golf View Dr. Jericho, NY 11753	0	0	1,953	0	0

TAVOR S. WHITE 49 West 70 St. #2 NY, NY 10023	0	0	3,906	0	0

DOMACO VENTURE CAPITAL FUND 195 Beech St. Eastchester, NY 10709	0	0	3,906	0	0

	Shares Owned Before			Shares Owned After
	the Offering[1]		Shares Being	the Offering
Name and Address	Number	Percent	Offered[2]	Number	Percent

EDWARD MOSS AND ADENA MOSS 422 Westminster Rd Rockville Centre, NY 11570,	0	0	1,953	0	0

EMILY POLAK 90 Edgewater Drive Apt # 622 Coral Gables, FL. 33133	0	0	1,953	0	0

FREDERICK B. POLAK 81 Barchester Way Westfield, NJ 07090	0	0	1,953	0	0

MARGRIT POLAK 1411 Carroll Ave, Los Angeles CA 90026	0	0	1,953	0	0

RALPH A. DARIENZO 869 Highway 33 East Freehold, NJ 07728	0	0	1,953	0	0

FLORENCE E. LUVERA 300 Slocum Way Fort Lee, NJ 07024	0	0	1,953	0	0

ARTERIO INC. EMPLOYEE PROFIT SHARING PLAN 1061-B Shary Circle Concord, CA94518	0	0	1,953	0	0

GRACE M. CAPORINO 213 California Road Yorktown Heights, NY 10598	0	0	1,953	0	0

VINCENT & TERESA FERRARO JTWROS 5 East Broadway Greenwich, CT 06831	0	0	1,953	0	0

GREEN ACRES DENTAL SALARY SAVINGS PLAN 225 W. 35th Street, 2nd Fl. NY, NY 10001	0	0	1,953	0	0

LORI GROSSMAN 47 Bonuit Road Rye, NY 10573	0	0	1,953	0	0

CATHERINE HICKS c/o MSI Inc. 235 W. 35th Street, 4th Fl. NY, NY 10001	0	0	1,953	0	0

CATHERINE HICKS INC. DEFINED BENEFIT PENSION PLAN c/o MSI Inc. 235 W. 35th Street, 4th Fl. NY, NY 10001	0	0	3,906	0	0

	Shares Owned Before the Offering[1]		Shares Being	Shares Owned After the Offering
Name and Address	Number	Percent	Offered[2]	Number	Percent

NORTON HIGHT AND JOAN HIGHT 118 E. 60th St., #23C NY, NY 10022	0	0	1,953	0	0

MRC COMPUTER CORP PSP 3010 Westchester Avenue Purchase, NY 10577	0	0	1,953	0	0

CARIN S. NETTER 7 Stone Falls Ct. Rye Brook, NY 10573	0	0	1,953	0	0

JAMIE POLAK 5 East 22nd Street, Apt. 6G New York, NY 10010	0	0	1,953	0	0

JONATHAN ROTHSCHILD c/o 1061B Shary Circle Concord, CA 94518	0	0	1,953	0	0

BARBARA SCHARF 8 Candy Lane Rye Brook, NY 10573	0	0	1,953	0	0

34TH STREET DENTAL PROFIT SHARING PLAN 225 West 35th Street, 2nd Floor New York, NY 10001 Attn: David Tarica	0	0	1,953	0	0

34TH STREET DENTAL FLOOR OFFSET PLAN TRUST 225 West 35th Street, 2nd Floor New York, NY 10001 Attn: David Tarica	0	0	1,953	0	0

SUELLYN P. TORNAY 10 Glenlake Parkway Atlanta, GA 30328	0	0	1,953	0	0

ALLIED DIESEL SERVICE INC. EMPLOYEE PSP 869 Highway 33 East Freehold, NJ 07728-8436	0	0	3,906	0	0

WILLIAM H. PETERSON REVOC. LIVING TRUST 2403 Beach Road Walled Lake, MI 48390	0	0	1,953	0	0

ARTHUR COHEN AND ALICE COHEN 3 Paddock Rd. Rye Brook, NY 10573	0	0	1,953	0	0

	Shares Owned Before			Shares Owned After
	the Offering[1]		Shares Being	the Offering
Name and Address	Number	Percent	Offered[2]	Number	Percent

RONALD FATOULLAH 44 North Drive Great Neck, NY 11021	0	0	1,953	0	0

MAURA KELLY c/o James Kelley Global Payments 10 Glenlake Parkway North Tower Atlanta, GA 30328	0	0	3,906	0	0

CLAIRE LAZARUS TRUST 7847 Exeter Blvd. Tamarac, FL 33321	0	0	1,953	0	0

MCCARTHY AND KELLY LLC 52 Duane Street, 7th Floor New York, NY 10007	0	0	1,953	0	0

MURRAY STADTMAUER AND CLARE STADTMAUER 217-15 39th Ave. Bayside, NY 11361	0	0	3,906	0	0

RHEA STADTMAUER AND JANICE MALMAN 27 Waterbury Road Montclair, NJ 07043	0	0	1,953	0	0

ROCHELLE VICTOR TRUST 4690 RT. 209 Accoro, NY 12404 Attn: Rochelle Victor	0	0	1,953	0	0

RL CAPITAL PARTNERSHIP, L.P. c/o Maxim Group 405 Lexington Ave., 2nd Floor New York, NY 10174	0	0	19,531	0	0

JONATHAN LAZAR 200 Winston Drive #2614 Cliffside Park, NJ 07010	0	0	1,953	0	0

MARGARET L. CAMERON c/o Glickenhaus & Co. 546 5th Avenue NY, NY 10036	0	0	39,063	0	0

MSI RETIREMENT PLAN 237 W. 35th Street NY, NY 10001	0	0	1,953	0	0

JED Funding, Ltd. (Holder of the New JED Funding Note and Series B Preferred Shares)

	Shares Owned Before				Shares Owned After
	the Offering[1]				the Offering
Name and Address	Number	Percent	Shares Being Offered		Number	Percent

JED Funding, Ltd. [3] South Orange Grove Blvd. Pasadena, CA 91105	0	0	244,643	[4]	0	0

1.	Includes all shares beneficially owned by the selling shareholders as of the date hereof as determined according to the paragraph above.

2.	JED agreed to register at least that number of common shares equal to 200% of $34,475,000 divided by the conversion price of the notes. JED agreed to register at least that number of common shares equal to 125% of $15,525,000 divided by the conversion price of the Series B Preferred Shares.

3.	The sole general partner of JED Funding, Ltd. is John McGrain. Mr. McGrain exercises voting and investment authority over the shares held by the selling shareholder.

4.	The New JED Funding Note and the Series B Preferred Shares held by JED Funding are convertible into 1,187,500 common shares at $16.00. However, JED previously registered 1,000,000 common shares with the SEC to cover the conversion of the Old JED Funding Note on Form F-3/A filed November 3, 2005, 57,143 common shares of which were issued upon the conversion of the Old JED Funding Note in May 2006. Thus, JED Funding is offering additional 244,643 shares in this registration statement to cover the common shares issuable upon the conversion of the New JED Funding Note and Series B Preferred Shares held by JED Funding that were not covered by the previous registration statement.

5.	Silver Oak Capital, L.L.C. holds the shares as nominee for private investment funds and specially managed accounts managed by Angelo, Gordon & Co., L.P.

6.	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Start, Thomas W. Strauss and Jeffrey M. Solomon are the managing members of C4S & Co, L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Start, Strauss and Solomon may be considered beneficial owners of any shares deemed to be owned by Ramius Capital. Messrs. Cohen, Start, Strauss and Solomon disclaim beneficial ownership of these shares.
The selling shareholders acquired the common shares in the ordinary course of business and at the time of the offering did not have any arrangements or understandings with any person to distribute the common shares.
The selling shareholders have not held a position as a director or executive officer nor has had a material employment relationship with us or any of our affiliates, or our or their predecessors, within the past 3 years.

PLAN OF DISTRIBUTION
We are registering common shares on behalf of the selling shareholders. “Selling Shareholder” includes donees, pledgees, transferees or successors-in-interest selling securities received from the named selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus. All costs, expenses and fees in connection with the registration of the common shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares will be borne by the selling shareholders. Sales of the common shares may be affected by selling shareholders from time to time in one or more types of transactions, including block transactions,
•	on the American Stock Exchange;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call options transactions relating to the common shares; and

•	to cover short sales and other hedging transactions made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;
or a combination of these methods of sale or through any lawful manner, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.
The selling shareholders may sell shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might be in excess of customary commissions.
The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling shareholder against specified liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.
Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.
The selling shareholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.
If we are notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) under the Act, disclosing:
•	the name of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.
In addition, if we are notified by the selling shareholders that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.
ENFORCEABILITY OF CIVIL LIABILITIES
JED is a corporation existing under the laws of the Province of Alberta and the majority of its assets and operations are located, and the majority of its revenues are derived, outside the United States. It may not be possible for holders to enforce outside the United States judgments against JED obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal securities laws. In addition, certain of the directors and officers of JED are residents of Canada, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for holders to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws. We believe that there is uncertainty as to whether Canadian courts would enforce (i) judgments of United States courts obtained against JED or such persons predicated upon the civil liability provisions of the United States federal and state securities laws or (ii) in original actions brought in Canada, liabilities against JED or such persons predicated upon the United States federal and state securities laws.

CONSOLIDATED CAPITALIZATION AND INDEBTEDNESS
The following table sets forth our consolidated capitalization and indebtedness as of June 30, 2006. Our capitalization is presented:
•	on an actual basis;

•	on a pro forma basis to reflect the conversion of the Convertible Notes at $16 per share into 2,154,688 common shares;

•	on a pro forma basis to reflect the conversion of the Series B Preferred Shares at $16 per share into 970,313 common shares; and

•	on a pro forma basis to reflect the conversion of the Amended and Restated Senior Subordinated Convertible Note and Series B Preferred Shares held by JED Funding, Ltd. at $16 per share into 1,187,500 common shares.

As at June 30, 2006

	Actual	Pro forma
Liabilities
Current liabilities	$19,347,736	$—

Senior subordinated convertible note	$40,090,000	$—

Asset retirement obligations	$1,774,636	$1,595,326

Total Liabilities	$61,212,372	$1,595,326

Convertible preferred shares	$28,005,165	$—

Stockholders’ Equity
Share Capital
Common Stock	$33,616,246	$99,482,736
Additional paid-in capital	$1,598,414	$1,327,273
Share purchase warrants	$27,942	$27,942
Accumulated deficit	($7,317,705)	($7,785,485)
Accumulated other comprehensive income	$1,472,065	$2,447,608

Total Stockholders’ Equity	$29,396,962	$95,500,074

DESCRIPTION OF SECURITIES
The authorized share capital of JED consists of an unlimited number of Common Shares, and an unlimited number of Preferred Shares issuable in series, of which 8,000,000 Series A Preferred Shares and 2,200,000 Series B Preferred Shares are

authorized. At July 30, 2006 there were 14,953,713 Common Shares issued and outstanding, 1,041,190 Common Shares reserved for issuance pursuant to stock options, 274,750 Common Shares reserved for issuance pursuant to share purchase warrants, 4,312,501 Common Shares are reserved for the conversion of the outstanding Senior Subordinated Convertible Notes, the New JED Funding Note and Series B Preferred Shares. At July 30, 2006, 1,797,500 shares of Series B Preferred Shares are issued and outstanding.
Our stockholders have no rights to share in our profits, are subject to no redemption or sinking fund provisions, have no liability for further capital calls and are not subject to any discrimination due to number of shares owned. By not more than 50 days or less than seven days in advance of a dividend, the Board of Directors may establish a record date for the determination of the persons entitled to such dividend.
The rights of holders of our common stock can be changed at any time in a stockholder meeting where the modifications are approved by 66 2/3% of the shares represented by proxy or in person at a meeting at which a quorum exists.
All holders of our common stock are entitled to vote at annual or special meetings of stockholders, provided that they were stockholders as of the record date. The record date for stockholder meetings may precede the meeting date by no more than 50 days and not less than 21 days, provided that notice by way of advertisement is given to stockholders at least seven days before such record date. Notice of the time and place of meetings of stockholders may not be less than 21 or greater than 50 days prior to the date of the meeting. There are no:
•	limitations on share ownership;

•	provisions of the Articles or by-laws that would have the effect of delaying, deferring or preventing a change of control of our company;

•	by-law provisions that govern the ownership threshold above which stockholder ownership must be disclosed; and

•	conditions imposed by the Articles or by-laws governing changes in capital, but Alberta law requires any changes to the terms of share capital be approved by 66 2/3% of the shares represented by proxy or in person at a stockholders’ meeting convened for that purpose at which a quorum exists.
Common Stock
Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote, except matters which are required to be voted on as a particular class or series of stock. Cumulative voting for directors is not permitted.

Holders of outstanding shares of common stock are entitled to those dividends declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up our affairs, holders of common stock are entitled to receive, pro rata, our net assets available after provision has been made for the preferential rights of the holders of preferred stock. Holders of outstanding common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of common stock are, and all unissued shares of common stock, when offered and sold will be, duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.
On September 28, 2005, the shareholders of the Company approved a 3-for-2 stock split of the Company’s common shares. The record date of the stock split was October 10, 2005 and the shares began trading on the American Stock Exchange on a post split basis on October 12, 2005.
Preferred Stock
Our Board is authorized to issue from time to time, without stockholder approval, in one or more designated series, unissued shares of preferred stock with such dividends, redemption, conversion and exchange provisions as may be provided by the Board of Directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock.
The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that we may issue in the future. Our issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, our outstanding shares of common stock and make removal of the Board more difficult.
A total of 7,600,000 shares of Series A Convertible Preferred Stock were issued pursuant to a private placement completed in December 2003. The Series A Convertible Preferred Stock is voting, carries no dividend and was all converted into an equal number of shares of common stock in April 2004. At December 31, 2005 no preferred shares were issued or outstanding.
Series B Preferred Shares consisting of an authorized 2,200,000 shares were created May 25, 2006. The Series B Preferred Stock is non-voting, carries dividends of 10% per annum and is convertible to common stock on a one-for-one basis at any time at the holder’s option. A total of 970,313 shares of Series B Preferred Stock were issued pursuant to a private placement completed in June 2006. 827,188 shares of Series B Preferred Shares were issued to JED Funding, Ltd. in exchange for $13,235,000 Old JED Funding Note.

The Series B Preferred Shares will be redeemed by the Company on February 1, 2008 if not converted earlier. Each quarter, holders may elect to receive their dividends in common shares of JED, valued at the trailing fifteen day volume weighted average trading price for the common shares prior to the record date for the dividend. The outstanding principal may be converted at any time at the holder’s option into common shares of the Company at a conversion price of $16.00 per share. In the event of certain new equity issues by the Company, holders of the Series B Preferred Shares shall have a right of first refusal to participate, on a pro rata basis, in such new issues.
Convertible Notes
In June 2006 JED closed a private placement of $34,475,000 of Convertible Notes. All documents for the closing are dated May 31, 2006 and funds were released from escrow on June 1, 2006. The Convertible Notes bear interest at the rate of 10% per annum, payable quarterly, and mature on February 1, 2008. The outstanding principle and interest may be converted at any time at the holder’s option into common shares of the Company at a conversion price of $16.00 per share. Convertible Notes outstanding on the maturity date will be redeemed by the Company. There are penalty provisions if the Company does not comply with the terms of the Convertible Notes. In the event of certain new equity issues by the Company, holders of the Convertible Notes have a right of first refusal to participate, on a pro rata basis, in such new issues. The Convertible Notes are unsecured and are subordinated to the credit facility granted by JED’s senior commercial financial institution.
New JED Funding Notes
JED issued the Old JED Funding Note in the aggregate principal amount of $20,000,000 with a conversion price of $30.00 to JED Funding, Ltd. on August 3, 2005. Following the 3 for 2 stock split on October 13, 2005, the conversion price of the Old JED Funding Note was adjusted to $20.00. In May 2006 $1,000,000 of the Old JED Funding Note was converted to 57,143 common shares at $17.50 per share.
In connection with the June 2006 private placement, JED and JED Funding agreed to replace the Old JED Funding Note with the New JED Funding Note which has the almost identical terms of the Convertible Notes, including the reduction of the conversion price into JED common shares to $16.00 per share. In addition, JED Funding was granted the right to convert the outstanding principal amount to Series B Preferred shares.
In June 2006, $13,235,000 of Old JED Funding Note was replaced by Series B Preferred Shares by mutual agreement of JED and JED Funding. JED and JED Funding also agreed to replace the remaining $5,765,000 of the Old JED Funding Note with the New JED Funding Note.

Shares Eligible for Future Sale
Future sales of substantial amounts of our common stock in the public market or even the perception that such sales may occur, could adversely affect the market price for our common stock and could impair our future ability to raise capital through an offering of our equity securities.
At July 30, 2006 there were 1,041,190 options outstanding under the plan to purchase an equal number of shares of common stock. The outstanding options are exercisable at a weighted average price per share of $10.14.
MARKETS
JED’s shares commenced trading on the American Stock Exchange (“Amex”) under the symbol “JDO” on April 6, 2004. The following table sets forth the closing prices, in US dollars, as reported by the Amex and adjusted for the 3:2 stock split on October 10, 2005, for the periods shown.

	American Stock
	Exchange/Amex
	(US$)

Five most recent full fiscal years:	High	Low
Year ended December 31, 2005	21.50	9.44
Year ended December 31, 2004	14.77	9.46

Quarter ended June 30, 2006	17.60	12.50
Quarter ended March 31, 2006	16.76	11.00

Year ended December 31, 2005:
Quarter ended December 31, 2005	19.33	11.65
Quarter ended September 30, 2005	21.50	15.93
Quarter ended June 30, 2005	17.13	10.11
Quarter ended March 31, 2005	12.73	9.44

Year ended December 31, 2004:
Quarter ended December 31, 2004	14.77	11.62
Quarter ended September 30, 2004	12.74	10.80
Quarter ended June 30, 2004	13.20	9.46
Quarter ended March 31, 2004	NA	NA

Six most recent months ended:
August 2006	18.60	15.43
July 2006	18.96	16.69
June 2006	16.68	12.58
May 2006	17.60	12.50
April 2006	16.74	14.90
March 2006	16.76	11.00

JED has paid no dividends on its common shares since incorporation and does not anticipate doing so in the foreseeable future.

ACQUISITION PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma consolidated financial statements give effect to the potential acquisition of JMG Exploration, Inc. by JED through a share exchange whereby each issued and outstanding JMG common share and JMG share purchase warrant will be exchanged for two-thirds of a JED common share or JED share purchase warrant, respectively. Should it be completed, the acquisition will be accounted for as a purchase.
The unaudited pro forma consolidated financial statements have been derived from the unaudited interim consolidated financial statements of JED as at and for the six-month period ended June 30, 2006 and the audited consolidated financial statements of JED as at and for the year ended December 31, 2005, and the unaudited interim consolidated financial statements of JMG as at and for the six-month period ended June 30, 2006 and the audited consolidated financial statements of JMG as at and for the year ended December 31, 2005. The unaudited pro forma consolidated balance sheet gives effect to the proposed transaction as if it had occurred as at June 30, 2006. The unaudited pro forma consolidated statement of operations for the six-month period ended June 30, 2006 and for the year ended December 31, 2005 have been prepared assuming the proposed transaction had occurred on January 1, 2005.
This unaudited pro forma consolidated statement of operations should be read in conjunction with the historical financial statements of JED (incorporated herein by reference to this prospectus) and the historical financial statements of JMG (included in the F-pages of this prospectus) and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition of JMG by JED taken place on the dates noted.

JED Oil Inc.
PRO FORMA CONSOLIDATED BALANCE SHEET
(In United States Dollars)

As at June 30, 2006	(Unaudited)

		JMG
		Exploration				Pro Forma
	JED Oil Inc.	Inc.	Adjustments	Notes		Consolidated
	$	$	$			$

ASSETS
Current
Cash and cash equivalents	8,716,683	796,444				9,513,127
Accounts receivable	16,843,680	462,586				17,306,266
Prepaid expenses and deposits	308,349	239,817				548,166
Due from JED Oil Inc.	—	1,830,123	(1,830,123)	2	(b)	—

	25,868,712	3,328,970	(1,830,123)			27,367,559

Drilling advance	4,355,321	—				4,355,321
Deferred financing costs	1,960,727	—				1,960,727
Deferred tax asset	4,975,810	—				4,975,810
Other assets		230,000				230,000

Property and equipment
Oil and gas, on the basis of full cost accounting Proved properties	90,358,095	14,414,845				104,772,940
Unproved properties under development, not being depleted	7,520,557	5,974,753	11,685,192	2	(a)	25,180,502
Other	451,137	227,317				678,454

	98,329,789	20,616,915	11,685,192			130,631,896
Less accumulated depletion and depreciation	(16,875,860)	(5,139,002)				(22,014,862)

	81,453,929	15,477,913	11,685,192			108,617,034
Goodwill	—	—	36,984,989	2	(a)	36,984,989

	118,614,499	19,036,883	46,840,058			184,491,440

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	7,013,732	1,993,525	1,000,000	2	(a)	10,007,257
Accrued capital liabilities	7,068,304	—				7,068,304
Accrued other liabilities	3,435,577	454,791				3,890,368
Promissory note payable	—	1,500,000				1,500,000
Due to JMG Exploration, Inc	1,830,123	—	(1,830,123)	2	(b)	—

	19,347,736	3,948,316	(830,123)			22,465,929

Convertible note payable	40,090,000	—				40,090,000
Asset retirement obligation	1,774,636	82,020				1,856,656

	61,212,372	4,030,336	(830,123)			64,412,585

Convertible preferred shares	28,005,165	—				28,005,165

Stockholders’ equity
Share capital	33,616,246	5,099	(5,099)	2	(a)	78,556,305
			44,940,059	2	(a)
Additional paid-in capital	1,598,414	20,637,577	(20,637,577)	2	(a)	2,708,034
			1,109,620	2	(a)
Share purchase warrants	27,942	2,086,403	(2,086,403)	2	(a)	16,654,991
			16,627,049	2	(a)
Accumulated deficit	(7,317,705)	(7,704,811)	7,704,811	2	(a)	(7,317,705)
Accumulated other comprehensive income (loss)	1,472,065	(17,721)	17,721	2	(a)	1,472,065

	29,396,962	15,006,547	47,670,181			92,073,690

	118,614,499	19,036,883	46,840,058			184,491,440

See accompanying notes to unaudited pro forma consolidated financial statements

JED Oil Inc.
PRO FORMA CONSOLIDATED STATEMENT OF LOSS
(In United States Dollars)

Year ended December 31, 2005	(Unaudited)

		JMG
		Exploration				Pro Forma
	JED Oil Inc.	Inc.	Adjustments	Notes		Consolidated
	$	$	$			$
Revenue
Petroleum and natural gas	9,658,790	854,864				10,513,654
Royalties	(1,653,880)	(227,404)				(1,881,284)

	8,004,910	627,460				8,632,370
Interest	604,592	120,461				725,053

	8,609,502	747,921				9,357,423

Expenses
Production	1,414,849	189,598				1,604,447
Depletion, depreciation and accretion	3,502,762	4,268,547	(1,442,608)	2	(c)	5,938,933
			(389,768)	2	(e)
General and administrative	2,202,632	1,847,301	(78,589)	2	(d)	3,971,344
Foreign exchange gain	(499,769)	—				(499,769)
Interest on cancellable note payable	845,884	—				845,884
Geophysical and geological	—	256,484	(256,484)	2	(e)	—

	7,466,358	6,561,930	(2,167,449)			11,860,839

Net income (loss) before income taxes	1,143,144	(5,814,009)	2,167,449			(2,503,416)

Less: cumulative preferred dividends	—	(458,342)				(458,342)

Net income (loss) for the period	1,143,144	(6,272,351)	2,167,449			(2,961,758)

Net income (loss) for the period per share [note 3]
Basic	0.08	(2.97)				(0.17)
Diluted	0.07	(2.97)				(0.14)
See accompanying notes to unaudited pro forma consolidated financial statements

JED Oil Inc.
PRO FORMA CONSOLIDATED STATEMENTS OF LOSS
(In United States Dollars)

For the six-months ended June 30, 2006	(Unaudited)

		JMG
		Exploration				Pro Forma
	JED Oil Inc.	Inc.	Adjustments	Notes		Consolidated
	$	$	$			$

Revenue
Petroleum and natural gas	13,276,852	1,282,919				14,559,771
Royalties	(2,732,088)	(354,667)				(3,086,755)

	10,544,764	928,252				11,473,016
Interest	64,933	—				64,933

	10,609,697	928,252				11,537,949

Expenses
Production	2,812,561	191,648				3,004,209
Depletion, depreciation and accretion	8,504,680	399,046	711,124	2	(c)	9,614,850
General and administrative	2,293,862	631,857	(50,012)	2	(d)	2,875,707
Amortization of deferred financing costs	104,169	—				104,169
Foreign exchange gain	(107,975)	—				(107,975)
Interest	1,532,525	113,872				1,646,397

	15,139,822	1,336,423	661,112			17,137,357

Net loss before income taxes	(4,530,125)	(408,171)	(661,112)			(5,599,408)

Income taxes
Deferred tax recovery	4,975,810	—				4,975,810

Net income (loss) for the period	445,685	(408,171)	(661,112)			(623,598)

Net income (loss) for the period per share [note 3]
Basic	0.03	(0.08)				(0.03)
Diluted	0.03	(0.08)				(0.03)
See accompanying notes to unaudited pro forma consolidated financial statements

JED Oil Inc.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(In United States Dollars)

June 30, 2006	(Unaudited)

1.	Basis of presentation

The accompanying unaudited pro forma consolidated financial statements have been prepared by the management of Oil Inc. (“JED”) relating to the acquisition of JMG (by “JED”) and in the opinion of management contain all adjustments necessary for fair presentation in accordance with accounting principles generally accepted in the United States.

The unaudited pro forma financial statements have been prepared to give effect to the acquisition of JMG by JED whereby each issued and outstanding JMG common share and JMG share purchase warrant will be exchanged for two-thirds of a JED common share or JED share purchase warrant, respectively. The exchange ratio is based on the “market-to-market” recent trading prices of JMG and JED stock. These unaudited pro forma consolidated financial statements assume that all of the common shares, warrants and options of JMG are converted at this exchange ratio.

The acquisition by JED has been accounted for under the purchase method of accounting. These pro forma consolidated financial statements should be read in conjunction with the December 31, 2005 audited consolidated financial statements and June 30, 2006 unaudited consolidated financial statements of both JED and JMG.

The unaudited pro forma consolidated financial statements have been derived from the unaudited consolidated financial statements of JED as at and for the six-month period ended June 30, 2006 and the audited consolidated financial statements of JED as at and for the year ended December 31, 2005, and the unaudited consolidated financial statements of JMG for the six-month period ended June 30, 2006 and the audited consolidated financial statements of JMG as at and for the year ended December 31, 2005. The accounting policies used in these unaudited pro forma consolidated financial statements are consistent with those described in the audited financial statements of JED for the year ended December 31, 2005.

The unaudited pro forma consolidated financial statements are not necessarily indicative either of the results that actually would have occurred if the events reflected herein had taken place on the dates indicated, or of the results that may be obtained in the future.

2.	Pro forma assumptions and adjustments

The unaudited pro forma consolidated balance sheet gives effect to the proposed transaction as if it had occurred as at June 30, 2006. The unaudited pro forma consolidated statement of operations for the six-month period ended June 30, 2006 and for the year ended December 31, 2005 have been prepared assuming the proposed transaction had occurred on January 1, 2005.

These unaudited pro forma consolidated financial statements give effect to the following transactions, assumptions and adjustments:

(a) Acquisition of JMG Exploration, Inc.

The total cost of acquiring JMG is $63.7 million (including transaction costs of approximately $1.0 million). The purchase price reflects the cost of acquiring 5,099,099 common shares of JMG at an exchange ratio of one JMG common share for two-thirds of a common share of JED at an ascribed value of $13.22 per JED common share, which is the average of the closing stock price of JED two days prior to and after the date the transaction was announced, the cost of issuing 2,734,712 share purchase warrants at a price of $7.14 per share purchase warrant in exchange for 4,102,068 JMG warrants and the issuance of 218,000 options in exchange for JMG options. The acquisition of JMG has been accounted for using the purchase method of accounting and a preliminary allocation (subject to later adjustments) of the purchase price to the fair value of the assets and liabilities acquired for the purpose of preparing the unaudited pro forma consolidated balance sheet results in the following adjustments to the unaudited pro forma consolidated balance sheet:

$

Calculation of purchase price:
Fair value of share capital issued	44,940,059
Value of warrants acquired	16,627,049
Value of options acquired	1,109,620
Estimated transaction costs	1,000,000

63,676,728

Allocation of purchase price:
Book value of net assets acquired	15,006,547
Adjustments to reflect:
Property, plant and equipment	11,685,192
Goodwill	36,984,989

63,676,728

Share capital, accumulated deficit, accumulated other comprehensive loss, share purchase warrants, and additional paid-in capital related to JMG will be eliminated as a result of the purchase of JMG as follows:

$

Share capital	(5,099)
Accumulated deficit	7,704,811
Accumulated other comprehensive loss	17,721
Share purchase warrants	2,086,403
Additional paid-in capital	20,637,577

(b) Intercompany accounts

All related party transaction accounts between JED and JMG have been eliminated upon completion of the acquisition.

(c) Depletion, depreciation and accretion and site restoration and reclamation

The June 30, 2006 and December 31, 2005 pro forma adjustments of $711,124 and $1,442,608, respectively, for depletion, depreciation and accretion have been determined using the full cost method of accounting based on combined proved reserves, future development costs and production volumes and incorporation of the cost of the properties acquired pursuant to the JMG acquisition (including associated estimated future development costs of $25,000).

(d) Stock-based compensation

Stock-based compensation expense for the six months ended June 30, 2006 and the year ended December 31, 2005 has been reversed by $50,012 and $78,589, respectively, to reflect the fact that all JMG options will be vested upon change of control.

(e) Full cost accounting method

JMG follows the “successful efforts” method of account for oil and gas activities. Upon consolidation with JED, its financial statements will be adjusted to conform to the “full cost” method followed by JED. For the year ended December 31, 2005, geophysical and geological expense and depletion and depreciation have been adjusted by $256,484 and $389,768 (dry hole cost), respectively, to reflect the estimated effect of conforming the JMG accounting policy to JED’s in this respect. There were no adjustments to the June 30, 2006 statement of operations due to JMG’s limited capital expenditures during that time period.

3.	Per share

The number of shares included in the basic weighted average number outstanding for the six-month period ended June 30, 2006 was based on the weighted average number of shares actually outstanding for the period and the 3,399,399 shares issued under the proposed acquisition.

The diluted weighted average number of shares for the six-month period ended June 30, 2006 was 22,036,043 which included 2,734,712 share purchase warrants and an estimated amount of 305,500 options issued to new employees of JED.

The number of shares included in the basic weighted average number outstanding for the year ended December 31, 2005 was based on the weighted average number of shares actually outstanding for the period and the 3,399,399 shares issued under the proposed acquisition.

The diluted weighted average number of shares for the year ended December 31, 2005 was 21,713,393 which included 2,734,712 share purchase warrants and an estimated amount of 305,500 options issued to new employees of JED.

USE OF PROCEEDS
JED will not receive any proceeds as a result of sales of shares by the selling shareholders. If the Convertible Notes and the New JED Funding Note are converted, our outstanding debt will be reduced to the extent of the note conversion. The proceeds received by us upon issuance of the Convertible Notes and the Series B Preferred Shares will be used to reduce JED’s senior credit facility and to finance the previously announced 2006 drilling program. The selling shareholders are under no obligation to convert the Convertible Notes, the New JED Funding Note or Series B Preferred Shares and there can be no assurance that the selling shareholders will do so.
EXPENSES
The expenses in connection with this offering are as follows:

Securities and Exchange Commission Registration Fee	$9,874.00
Legal Fees and Expenses	$476,950.00	*
Blue Sky Fees and Expenses	$0.00
Stock Exchange Listing Fees	$45,000.00	*
Accounting Fees	$22,100.00	*

Total	$553,924.00	*

*	Estimated
LEGAL MATTERS
The validity of the issuance of common shares which are offered in this prospectus have been passed upon by Marcia Johnston, Esq., General Counsel of JED Oil Inc.
EXPERTS
The consolidated financial statements of JED Oil Inc. consisting of the consolidated balance sheets of JED Oil Inc. as at December 31, 2005, 2004 and 2003 and the consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the years ended December 31, 2005, 2004 and the 120 day period from inception on September 3, 2003 to December 31, 2003, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Certain information relating to our reserves incorporated by reference into this prospectus has been calculated by us and audited and opined on, as at December 31, 2005, by McDaniel & Associates Consultants Ltd., independent petroleum engineering consultants retained by us, and has been so included in reliance on the opinion and report of McDaniel & Associates Consultants Ltd., given upon the authority of said firm as experts in reserve engineering.

WHERE YOU CAN GET MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports, registration statements and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal stockholders are exempt from reporting short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.
Our reports, registration statements other information can be inspected and copied at the public reference facilities maintained by the SEC:
100 F Street, N.E.
Washington D.C. 20549
Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at the same address, or by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s Web site at www.sec.gov/ and from our Web site www.jedoil.com.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede information previously filed. We incorporate by reference the documents listed below:
The documents listed in (a) through (d) below are incorporated by reference in this Registration Statement.

a)	Our latest annual report on Form 20-F as amended, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the fiscal year ended December 31, 2005.

b)	Our Current Reports on Form 6-K filed with the SEC on
(i)	January 5, 2006

(ii)	January 27, 2006

(iii)	February 28, 2006

(iv)	March 8, 2006

(v)	March 23, 2006

(vi)	March 27, 2006

(vii)	April 6, 2006

(viii)	May 4, 2006

(ix)	May 11, 2006

(x)	May 12, 2006

(xi)	June 2, 2006

(xii)	June 6, 2006

(xiii)	June 16, 2006

(xiv)	June 21, 2006

(xv)	June 30, 2006

(xvi)	July 18, 2006

(xvii)	August 8, 2006

(xviii)	August 15, 2006

(xix)	August 17, 2006

(xx)	September 1, 2006

(xxi)	September 14, 2006

c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above.
d)	The description of our securities contained in our registration statement under on Form 8-A12B/A filed with the Securities and Exchange Commission on April 5, 2004.
Prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, we also incorporate by reference all of our subsequent annual reports filed with the SEC on Form 20-F and all of our subsequent reports on Form 6-K under the Exchange Act submitted to the SEC that we specifically identify in such form as being incorporated by reference into this prospectus.
We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to Corporate Secretary, 2200, 500 — 4th Avenue S.W. Calgary, Alberta, Canada T2P 2V6, phone number (403) 537-3250.
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.
INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling JED pursuant to the applicable provisions, JED has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
JMG Exploration Inc.
Financial Statements

Page
Consolidated Financial Statements for the year ended December 31, 2005
Reports of Ernst & Young, LLP, , Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of December 31, 2005 and 2004	F-2
Consolidated Statements of Operations for the year ended December 31, 2005, the period from the date of incorporation on July 16, 2004 to December 31, 2004 and to December 31, 2005	F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2005, the period from the date of incorporation on July 16, 2004 to December 31, 2004 and to December 31, 2005	F-6
Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2005, the period from the date of incorporation on July 16, 2004 to December 31, 2004 and to December 31, 2005	F-7
Consolidated Statements of Comprehensive Loss for the year ended December 31, 2005, the period from the date of incorporation on July 16, 2004 to December 31, 2004 and to December 31, 2005	F-8
Notes to Consolidated Financial Statements	F-9

Interim Consolidated Financial Statements for the quarter ended June 30, 2006
Consolidate Balance Sheets, as of June 30, 2006 (unaudited)	F-21
Consolidated Statements of Operations and Deficit (unaudited) for the three and six month periods ended June 30, 2006 and 2005, and the period from the date of incorporation July 16, 2004 to June 30, 2006
F-22
Consolidated Statements of Cash Flows (unaudited) for the three and six month periods ended June 30, 2006 and 2005, and the period from the date of incorporation July 16, 2004 to June 30, 2006.	F-23
Statement of Changes in Consolidated Stockholders’ Equity for the three and six month periods ended June 30, 2006 and 2005, and the period from the date of incorporation July 16, 2004 to June 30, 2006	F-24
Consolidated Statements of Comprehensive Loss (unaudited) for the three and six month periods ended June 30, 2006 and 2005, and the period from the date of incorporation July 16, 2004 to June 30, 2006	F-25
Notes to Consolidated Financial Statements (unaudited)	F-26

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of JMG Exploration, Inc.
     We have audited the accompanying consolidated balance sheets of JMG Exploration, Inc., a development stage enterprise (the “Company”), as of December 31, 2005 and 2004 and the related consolidated statements of operations and deficit, comprehensive loss, stockholders’ equity and cash flows for the twelve month period ended December 31, 2005, for the period from the date of incorporation on July 16, 2004 to December 31, 2005 and for the period from the date of incorporation on July 16, 2004 to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JMG Exploration, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for the year ended December 31, 2005, for the period from incorporation on July 16, 2004 to December 31, 2005 and for the period from incorporation on July 16, 2004 to December 31, 2004, in conformity with U.S. generally accepted accounting principles.

Calgary, Canada
March 23, 2006	/s/ “Ernst & Young LLP”

Consolidated Financial Statements
JMG Exploration, Inc. (a development stage enterprise)
December 31, 2005

JMG Exploration, Inc.
A Development Stage Enterprise
CONSOLIDATED BALANCE SHEETS
(In United States Dollars)

As at December 31	2005	2004
	$	$

ASSETS
Current
Cash and cash equivalents	1,150,965	5,040,800
Accounts receivable	1,284,474	—
Loan receivable [note 3]	—	1,179,205
Prepaid expenses and deposits	34,701	104,887

	2,470,140	6,324,892

Other assets [note 5]	230,000	50,000
Property and equipment [notes 4 and 8]	15,073,039	2,054,157

	17,773,179	8,429,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable	845,507	58,616
Accrued liabilities	1,660,648	20,000
Dividends payable	—	196,603
Due to JED Oil Inc. [note 8]	286,956	376,855
Due to related party	—	4,164

	2,793,111	656,238

Asset retirement obligations [note 9]	78,642	—

	2,871,753	656,238

Stockholders’ equity
Share capital [note 6]
Common stock — $.001 par value; 25,000,000 shares authorized; 4,997,578 shares issued and outstanding at December 31, 2005	4,997	250
Preferred stock — $.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2005 and 1,950,000 outstanding December 31, 2004	—	1,950
Additional paid-in capital	20,044,296	8,790,025
Share purchase warrants	2,151,470	4,875
Deficit accumulated during the development stage	(7,296,640)	(1,024,289)
Accumulated other comprehensive earnings	(2,697)	—

	14,901,426	7,772,811

	17,773,179	8,429,049

The accompanying notes are an integral part of these audited consolidated financial statements.

JMG Exploration, Inc.
A Development Stage Enterprise
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
(In United States Dollars)

		Period from the date	Period from the date
	Twelve month	of incorporation on	of incorporation on
	period ended	July 16, 2004 to	July 16, 2004 to
For the	December 31,	December 31,	December 31,
	2005	2004	2005
	$	$	$

Revenue
Petroleum revenue	627,460		627,460

Interest	120,461	64,630	185,091

	747,921	64,630	812,551

Expenses
Production	189,598	—	189,598
General and administrative [note 8]	1,768,712	286,060	2,054,772
Stock-based compensation [note 6]	78,589	—	78,589
Geophysical and Geological	256,484	—	256,484
Depletion, depreciation [note 4]	4,265,162	479,702	4,744,864
Accretion on asset retirement obligation [note 9]	3,385	—	3,385

	6,561,930	765,762	7,327,692

Net loss for the period [note 7]	(5,814,009)	(701,132)	(6,515,141)
Less: cumulative preferred dividends	(458,342)	(323,157)	(781,499)

Net loss applicable to common shareholders	(6,272,351)	(1,024,289)	(7,296,640)

Deficit, beginning of period	(1,024,289)	—	—

Deficit, end of period	(7,296,640)	(1,024,289)	(7,296,640)

Basic weighted average shares outstanding [note 6]	2,111,351	250,000	1,494,620

Net loss for the period per share, basic and diluted [note 6]	(2.97)	(4.10)	(4.88)

The accompanying notes are an integral part of these audited consolidated financial statements.

JMG Exploration, Inc.
A Development Stage Enterprise
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In United States Dollars)

		Period from the
	Twelve	date of	Period from the
	month	incorporation	date of
	period ended	on July 16,	incorporation on
	December	2004 to	July 16, 2004 to
For the	31,	December 31,	December 31,
	2005	2004	2005
	$	$	$

OPERATIONS
Net loss for the period	(5,814,009)	(701,132)	(6,515,141)
Adjustments to reconcile net loss to cash flows from operating activities:
Stock-based compensation	78,589	—	78,589
Depletion and depreciation and accretion	4,268,547	479,702	4,748,249
Other changes:
Increase in accounts receivable	(508,601)	—	(508,601)
Decrease( Increase) in prepaid expenses and deposits	70,186	(104,887)	(34,701)
Increase in accounts payable and accrued liabilities	382,917	82,780	252,166
Decrease (increase) in due to JED Oil Inc.	(89,899)	170,031	286,956
Decrease in due to related party	(4,164)	4,164	—
Decrease (increase) in accrued interest on Loan receivable	16,683	(39,205)	(15,815)

Cash used in operating activities	(1,599,751)	(108,547)	(1,708,298)

INVESTING
Repayment (advance) of loan receivable	750,000	(1,500,000)	(750,000)
Proceeds on disposition of property	391,249	—	391,249
Additions to property and equipment	(15,918,765)	(1,971,199)	(17,889,964)
Increase in other assets	(180,000)	(50,000)	(230,000)

Cash used in investing activities	(14,957,516)	(3,521,199)	(18,478,715)

FINANCING
Issue of common shares, net of issue costs	11,178,479	1,000,000	19,970,704
Issue of preferred shares	—	7,797,100	—
Issue of share purchase warrants	2,146,595		2,151,470
Preferred share dividends	(654,945)	(126,554)	(781,499)

Cash provided by financing activities	12,670,129	8,670,546	21,340,675

Effect of foreign exchange on cash and cash equivalents	(2,697)	—	(2,697)

Net (decrease) increase in cash and cash equivalents	(3,889,835)	5,040,800	1,150,965

Cash and cash equivalents, beginning of period	5,040,800	—	—

Cash and cash equivalents, end of period	1,150,965	5,040,800	1,150,965

The accompanying notes are an integral part of these audited consolidated financial statements.

JMG Exploration, Inc.
A Development Stage Enterprise
STATEMENTS OF CONSOLIDATED STOCKHOLDERS’
EQUITY
(In United States Dollars)

	Shares	Total
	#	$

Common stock, $.001 par value:
Balance at July 16, 2004 and December 31, 2004	250,000	1,000,000
Preferred shares converted to common stock	1,950,000	7,792,225
Issuance of common stock, stock issued for cash pursuant to initial public offering	2,185,000	11,143,500
Warrants exercised for common stock	612,578	3,042,828
Share issue costs	—	(861,254)
Portion of proceeds attributed to share purchase warrants	—	(2,146,595)

Balance at December 31, 2005	4,997,578	19,970,704

Additional paid in capital
Balance, July 16, 2004 (inception) and December 31,2004		—
Stock-based compensation		78,589

Balance at December 31, 2005	—	78,589

Preferred stock, $.001 par value:
Balance at December 31, 2004	1,950,000	7,792,225
Preferred shares converted to common stock	(1,950,000)	(7,792,225)

Balance at December 31, 2005	—	—

Share purchase warrants:
Balance at December 31, 2004	487,500	4,875
Share purchase warrants: issued pursuant to initial public offering $5.00	2,185,000	693,866
Share purchase warrants: issued pursuant conversion preferred shares $4.25	1,950,000	1,816,766
Warrants exercised for common stock	(612,578)	(364,037)

Balance at December 31, 2005	4,009,922	2,151,470

Deficit:
Balance at beginning of period July 16, 2004	—	—
Net loss for the period to December 31, 2004	—	(701,132)
Preferred share dividends	—	(323,157)

Balance at December 31, 2004	—	(1,024,289)
Net loss for the twelve-month period ended December 31, 2005	—	(5,814,009)
Preferred share dividends	—	(458,342)

Balance at December 31, 2005	—	(7,296,640)

Accumulated other comprehensive income
Balance at beginning of period July 16, 2004	—	—
Balance December 31, 2004	—	—
Foreign exchange translation adjustment	—	(2,697)

Balance at December 31, 2004	—	(2,697)

Total stockholders equity at December 31, 2005	—	(14,901,426)

The accompanying notes are an integral part of these audited consolidated financial statements.

JMG Exploration, Inc.
A Development Stage Enterprise
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In United States Dollars)

		For the period	For the period
	For the twelve	from the date of	from the date of
	month period	incorporation on	incorporation on
	ended	July 16, 2004 to	July 16, 2004 to
	December 31,	December 31,	December 31,
	2005	2004	2005
	$	$	$

Net loss for the period	(5,814,009)	(701,132)	(6,515,141)

Other comprehensive income:
Foreign exchange translation adjustment	(2,697)	—	(2,697)

Comprehensive loss for the period	(5,816,706)	(701,132)	(6,517,838)

The accompanying notes are an integral part of these audited consolidated financial statements.

1. INCORPORATION AND NATURE OF OPERATIONS
JMG Exploration, Inc. (“JMG” or the “Company”) is an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids in Canada and the United States. Currently, all of the Company’s proved reserves are located in the United States.
The Company’s future financial condition and results of operations will depend upon prices received for its oil and natural gas production and the costs of finding, acquiring, developing and producing reserves. Prices for oil and natural gas are subject to fluctuations in response to change in supply, market uncertainty and a variety of other factors beyond the Company’s control. These factors include worldwide political instability, the foreign supply of oil and natural gas, the price of foreign imports, the level of consumer demand, and the price and availability of alternative fuels.
JMG was incorporated with nominal share capital under the laws of the State of Nevada on July 16, 2004 and commenced operations in August 2004.
2. SIGNIFICANT ACCOUNTING POLICIES
These financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.
a) Principles of consolidation
These consolidated financial statements include the accounts of the Company’s wholly owned legal subsidiary, JMG Canada Ltd., incorporated under the laws of Alberta on August 20, 2004. All inter-company accounts and transactions have been eliminated.
b) Cash and cash equivalents
Cash and cash equivalents consist of cash on hand and balances invested in short-term securities with original maturities of less than 90 days. For the period ended December 31, 2005, the average effective interest rate earned on cash equivalent balances was 0.4%. As at December 31, 2005, the Company had $1,043,331 in cash and $107,634 in short-term securities.
c) Foreign currency translation
As the majority of the Company’s operating activities are in the United States, the Company uses the United States dollar as its functional currency. The Company’s Canadian subsidiary is translated for financial statement reporting purposes into United States dollars using the current rate method. Under this method, assets and liabilities are translated at the period-end rate of exchange and all revenue and expense items are translated at the average rate of exchange for the period. Exchange differences arising on translation are classified in a separate component of stockholders equity.
d) Revenue recognition
Oil revenue is recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred, title has transferred and if the collection of the revenue is probable.

e) Joint operations
Substantially all of the Company’s petroleum and natural gas development activities are conducted jointly with others. These financial statements reflect only the Company’s proportionate interest in such activities.
f) Property and equipment
The Company is engaged in the exploration for and development of oil and natural gas in the United States and Canada. The Company has adopted the successful efforts method of accounting for its oil and natural gas activities.
Under the successful efforts method of accounting, all costs of property acquisitions and drilling of exploratory wells are initially capitalized. If a well is unsuccessful, the capitalized costs of drilling the well, net of any salvage value, are charged to expense. If a well finds oil and natural gas reserves that cannot be classified as proved within a year after discovery, the well is assumed to be impaired and the capitalized costs of drilling the well, net of any salvage value, are charged to expense. The capitalized costs of unproven properties are periodically assessed to determine whether their value has been impaired below the capitalized cost, and if such impairment is indicated, a loss is recognized. The Company considers such factors as exploratory results, future drilling plans and lease expiration terms when assessing unproved properties for impairment. For each field, an impairment provision is recorded whenever events or circumstances indicate that the carrying value of those properties may not be recoverable from estimated future net revenues. The impairment provision is measured as the excess of carrying value over the fair value. Fair value is defined as the present value of the estimated future net revenue from total proved and risked-adjusted probable oil and gas reserves over the economic life of the reserves, based on the Company’s expectations of future oil and gas prices and costs, consistent with price and cost assumptions used for acquisition evaluations.
Geological and geophysical costs and costs of retaining undeveloped properties are expensed as incurred. Expenditures for maintenance and repairs are charged to expense, and renewals and betterments are capitalized. Upon disposal, the asset and related accumulated depreciation and depletion are removed from the accounts, and any resulting gain or loss is reflected currently in income or loss.
Costs of development dry holes and proved leaseholds are depleted on the unit-of-production method using proved developed reserves on a field basis. The depreciation of capitalized production equipment, drilling costs and asset retirement obligations is based on the unit-of-production method using proved developed reserves on a field basis.
Other property and equipment are recorded at cost. Depreciation is provided using the straight-line method based over the estimated useful lives at a rate of 25 percent per annum.
g) Asset retirement obligations
The Company follows SFAS No 143. “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (ARO) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable, with a corresponding increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depreciated such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate. The Company’s asset retirement obligations are expected to relate primarily to the plugging and abandonment of petroleum and natural gas properties.

Inherent in the fair value calculation of ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit-adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the petroleum and natural gas properties balance.
h) Measurement uncertainty
The amount recorded for depletion and depreciation of oil and gas properties, the provision for asset retirement obligations and the impairment calculation are based on estimates of gross proved reserves, production rates, commodity prices, future costs and other relevant assumptions. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future years could be significant.
i) Income taxes
The Company accounts for income taxes using the liability method, whereby deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities measured using enacted income tax rates and laws that are in effect when the differences are expected to reverse. Income tax expense for the period is the tax payable for the period and any change during the period in deferred tax assets and liabilities. A valuation allowance is provided to the extent that it is more likely than not that deferred tax assets will not be realized.
j) Other comprehensive income (loss)
Comprehensive income (loss) includes net loss and other comprehensive income (loss), which includes foreign currency translation gains or losses.
k) Stock-based compensation
The Company has a stock option plan under which employees; directors and consultants are eligible to receive grants. Consideration received on the exercise of stock options under the stock option plan is recorded as capital stock.
The Company accounts for the stock options granted to employees and qualifying non-employee directors under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees”, and related interpretations. Under this method, no compensation expense is recorded for stock options granted when the exercise price is equal to or greater than the estimated market value of the common shares at the date of grant, unless the awards are subsequently modified. The Company also provides disclosure of the effect on net loss for the period and net loss per common share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-based Compensation”, as amended, to stock-based
The Company accounts for the stock option granted to consultants who do not qualify as employees using SFAS No. 123. Under these provisions, the cost of options granted to consultants is charged to net loss with a corresponding increase in additional paid-in capital, based on an estimate of the fair value determined using the Black-Scholes option-pricing model. For purposes of these awards, the grant date is the measurement date.
l) Net loss per share
The Company accounts for earnings/loss per share (“EPS”) in accordance with SFAS No. 128, “Earnings per Share.” Under SFAS No. 128, basic EPS is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding without including any potentially dilutive securities. Diluted EPS is computed by dividing net loss by the weighted average number of common shares outstanding plus, when their effect is dilutive, common stock equivalents. The treasury stock method is used to determine the dilutive effect of the stock options and warrants. The treasury stock method assumes any proceeds obtained upon exercise of options would be used to purchase common shares at the average market price during the period. The effect of the exercise of warrants and stock options has been excluded since their effect is anti-dilutive.
m) Allowance for doubtful accounts
The Company considers amounts receivable to be fully collectible as recorded as of December 31, 2004 and 2005. Accordingly no allowance for doubtful accounts is required.
3. LOAN RECEIVABLE
On November 8, 2004, the Company entered into a Promissory Note with an unrelated industry partner (the “Borrower”), whereby the Company loaned the Borrower a total of $1,500,000. The terms of the loan agreement called for interest calculated at a rate of 18% per annum, and a fixed and specific charge on all the assets of the Borrower was provided as collateral. The Promissory Note was repayable in two installments; the first for $750,000 plus accrued interest of $81,750 was paid on February 22, 2005 and the second, for the entire remaining balance and all accrued and unpaid interest thereon, was due on April 30, 2005.
Effective May 1, 2005 the outstanding principal amount of the loan plus accrued interest was settled by the Company in exchange for the Borrower’s interest in certain exploration and development lands in Wyoming and Utah. In connection with the settlement agreement, the Company also granted the borrower an option to reacquire an undivided 50% interest in these lands for a payment of $391,249. The option was exercised on June 28, 2005. In conjunction with the settlement agreement, the Company’s previous commitment to spend $2,000,000 on drilling and completion of wells on these lands by November 7, 2005 was eliminated.
4. PROPERTY AND EQUIPMENT
During the twelve month period ended December 31, 2005, the Company recorded a total impairment provisions related to its oil properties of $3,773,062, as described below.
In May 2005, the Company terminated operations in the Fiddler Creek area and abandoned any further plans for development in the area. Accordingly, the Company recorded an impairment charge in the amount of $163,800 in the second quarter of 2005.
In June 2005, the Company sold equipment to a third party. This equipment had been previously written off as an impairment charge. The year-to-date net recovery was $54,413.
In December 31, 2005, the Company recorded an impairment provision of $3,663,675 related to properties located in Wyoming and North Dakota. This impairment is a result of unsuccessful work programs and production evaluation work performed during 2005. The impairment equals the excess of the aggregate carrying value of PP&E over its fair value.
The impairment charges have been included in depletion and depreciation expense in the accompanying statements of operations. Undeveloped land and other assets not related to petroleum and natural gas properties were excluded from the depletion calculation.
December 31, 2005

		Accumulated
		depletion,
	Cost	depreciation	Net book value
	$	$	$

Petroleum and natural gas properties	13,720,365	4,706,137	9,014,228
Undeveloped Land	5,868,691	—	5,868,691
Other assets	227,317	37,197	190,120

	19,816,373	4,743,334	15,073,039

December 31, 2004
		Accumulated
		depletion,
		depreciation
	Cost	and accretion	Net book value
	$	$	$

Petroleum and natural gas properties	2,053,378	472,172	1,941,206
Other assets	120,481	7,530	112,951

	2,173,859	479,702	2,054,157

OTHER ASSETS
The majority of other assets are bonds for oil and gas bond deposits in the states of North Dakota and Wyoming. These bonds provide coverage for operations conducted by or on behalf of the company. The bonds will be retained until all conditions of the bond have been fulfill or until a satisfactory replacement bond has been accepted.
6. SHARE CAPITAL
a) Authorized
The Company has authorized 25,000,000 common shares, par value $.001, and 10,000,000 preferred shares, par value $.001. As of December 31, 2005 there were 4,997,578 common shares issued and outstanding. Preferred shares were converted into common shares of the Company subsequent to Company’s initial public offering on August 3, 2005. No preferred shares are currently outstanding.
b) Issued and outstanding

			Additional
		Capital	Paid-in
		Stock	Capital	Total
	#	$	$	$

Common Stock, $.001 par value:
Balance, at July 16, 2004 and December 31, 2004	250,000	250	999,750	1,000,000
Preferred shares converted to common stock	1,950,000	1,950	7,790,275	7,792,225
Issued for cash, pursuant to initial public offering	2,185,000	2,185	11,141,315	11,143,500
Warrants exercised for common stock	612,578	612	3,042,216	3,042,828
Share Issue Costs			(861,254)	(861,254)
Portion of proceeds attributed to share purchase warrants			(2,146,595)	(2,146,595)

Balance at December 31, 2005	4,997,578	4,997	19,965,707	19,970,704

Preferred Stock
Balance, at July 16, 2004 and December 31, 2004	1,950,000	1,950	7,798,050	7,800,000
Preferred shares converted to common stock	(1,950,000)	(1,950)	(7,790,275)	(7,792,225)
Share issue costs, net of tax	—	—	(2,900)	(2,900)
Portion of proceeds attributed to share purchase warrants	—	—	(4,875)	(4,875)

Balance at December 31, 2005	—	—	—	—

Share Purchase Warrants
Balance, at July 16, 2004 and December 31, 200	487,500	—	—	4,875
Issued pursuant to initial public offering	2,185,000	—	—	693,866
Issued pursuant to conversion of preferred shares	1,950,000	—	—	1,816,766
Warrants exercised for common stock	(612,578)	—	—	(364,037)

Balance at December 31, 2005	4,009,922	—	—	2,151,470

Additional paid in capital
Balance, July 16, 2004 (inception) and December 31,2004			—
Stock-based compensation			78,589

Total December 31, 2005		4,997	20,044,296	22,122,174

c) Initial Public Offering
On August 3, 2005, the Company’s registration statement was declared effective by the Securities and Exchange Commission to register 2,185,000 units offered at $5.10 per unit to the stockholders of record of JED Oil Inc. as of February 1, 2005, and thereafter, to the extent not fully subscribed by the shareholders of JED, to the public. Each unit consisted of one share of common stock and one common stock purchase warrant to acquire one share of common stock for $5.00 per share for a period of one year from the date of the prospectus. The units did not trade separately. Accordingly, the Company registered 4,370,000 shares of common stock underlying the 2,185,000 units of common stock, including 570,000 shares of common stock underlying the 285,000 units subject to the underwriter’s over allotment. The Company also registered 2,185,000 warrants underlying the units. Upon the closing of the initial public offering on August 3, 2005, the Company issued 2,185,000 shares of common stock at a price of $5.00 and 2,185,000 warrants at a price of $0.10 for gross proceeds of $11,143,500. The common stock and warrants underlying the units were listed and are trading separately.
The registration statement also registered the resale by the preferred stockholders of 1,950,000 shares of common stock. In August 2005 all holders of preferred stock converted their preferred stock into common stock and warrants to acquire common stock. The Company has also registered these 1,950,000 warrants to acquire common stock at $4.25 per share; and 487,500 warrants to acquire common stock for $6 per share.
d) Stock options
The Company has a stock option plan under which employees; directors and consultants are eligible to receive grants. As of December 31, 2005 479,250 shares were reserved for issuance under the plan. Options granted under the plan generally have a term of five years to expiry and vest immediately when issued to directors and generally vest as to one-third on each of the first, second and third anniversaries of the grant date for employees and consultants. The exercise price of each option equals the market value of the Company’s common stock on the date of grant. The following summarizes information concerning outstanding and exercisable stock options as of December 31, 2005:

		Weighted
		average exercise
	Number of	price
	options	$

Outstanding as at December 31, 2004	260,000	4.00
Granted — April 5, 2005	387,750	5.00
Granted — July 21, 2005	79,500	5.00
Granted — August 19, 2005	1,500	15.25
Granted — August 29, 2005	5,000	14.74
Granted — November 1, 2005	10,000	12.25
Cancelled	(260,000)	4.00
Cancelled	(4,500)	5.00

Options outstanding as at December 31, 2005	479,250

Exercisable as at December 31, 2005	250,000	5.00

Pro forma disclosure
The Company does not record compensation expense when stock options are issued to employees. Had compensation expense been determined based on the fair value of the options granted, net loss and net loss per share would have been increased to the pro forma amounts indicated below:

Twelve months ended
	As reported	Pro Forma
December 31, 2005	$	$

Net loss	(6,272,351)	(6,485,985)

Net loss per share, basic and diluted	(2.97)	(3.07)

The weighted average fair value of stock option grants in the period in the amount of $5.00 was estimated using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate (%)	4.3
Expected life (years)	5.0
Expected volatility (%)	10 to 50
Expected dividend yield (%)	Nil
Vesting period (years)	0 to 3
Prior to August 3, 2005 the Company was private. Accordingly the expected volatility of the Company’s stock options granted during the period prior to August 3, 2005 had been set at a rate of 10%. The 13,000 stock options granted after the Company became public were set with an expected volatility of 50%.
d) Loss per share
For the twelve-month period ended December 31, 2005 the weighted average number of common shares outstanding were 2,111,351. (2004 — December 31, 2004 weighted average number of common shares outstanding were 250,000). All of the Company’s outstanding stock options and warrants currently have an anitdilutive effect on per common share amounts. These stock options and warrants could be dilutive in future periods.

7. INCOME TAXES
The Company provides deferred income taxes for differences between the tax reporting bases and the financial reporting bases of assets and liabilities. The Company follows the accounting procedures established by SFAS No. 109, “Accounting for Income Taxes.” The Company did not pay any income taxes in the period ended December 31, 2004 and December 31, 2005.
      (a) Income tax expense (recovery)
The provision for income taxes recorded in the financial statements differs from the amount which would be obtained by applying the statutory income tax rate to the loss before tax as follows:

	2004	2005	Cumulative
	$	$	$

Loss for the period before income taxes	(701,132)	(5,814,009)	(6,515,141)
Effective tax rate	39%	39%	39%

Expected income tax recovery	(273,442)	(2,267,463)	(2,540,905)
Deferred tax asset valuation allowance	273,442	2,267,463	2,540,905

Income tax benefit	—	—	—

      (b) Deferred income taxes
The Company does not recognize the deferred income tax asset at this time because the realization of the asset is less likely than not. The components of the Company’s deferred income tax asset are as follows:
     Deferred Tax Assets

	2004	2005	Cumulative
	$	$

Non-capital loss carry forward	340,805	1,303,797	1,644,602
Property Impairments	—	963,666	963,666

Total	340,805	2,267,463	2,608,268

Expense of Intangibles	(67,363)	—	(67,363)

Impairment	(273,442)	(2,267,463)	(2,540,905)

The Company has non-capital losses for income tax purposes of approximately $4,216,927 which are available for application against future taxable income and which expire in 20 years. The non-capital loss carry forward was generated by intangible drilling costs that are deductible for U.S. income tax purposes creating a temporary difference for financial reporting purposes. The benefit associated with the non-capital loss carry forward will more likely than not go unrealized unless future exploration in the U.S. is successful. The deferred tax assets were generated by asset impairments, which will be realized, when the property is sold of otherwise disposed. Since the success of future exploration is indeterminable, the potential benefits resulting from these non-capital losses have not been recorded in the financial statements.
8. RELATED PARTY TRANSACTIONS
On August 1, 2004 the Company entered into a technical services agreement with JED Oil Inc. (“JED”). Under the Agreement, JED provides all required personnel, office space and equipment, at standard industry rates for similar services. JED is considered an affiliate of ours because of its ownership interest in us and because two of our directors are directors of JED. All transactions are recorded at the exchange amount. Transactions during the twelve month period ending December 31, 2005 were as follows:
     JED paid on behalf of the Company a total of $442,667, $139,838 and $582,505 respectively for the twelve month periods ending December 31, 2005, the period from incorporation July 16, 2004 to December 31, 2004 and for the period from incorporation to December 31, 2005, for general and administrative services and capital related expenditures, and
     In consideration for the assignment of JED’s interests in certain oil and gas properties, JED charged the Company for drilling and other costs related to those properties in the amount of $85,085, $1,467,012 and $1,552,097 respectively for the twelve month periods ending December 31, 2005, the period from incorporation July 16, 2004 to December 31, 2004 and for the period from incorporation to December 31, 2005.
All amounts are due and payable on receipt, and do not earn interest. At December 31, 2005, $286,956 (2004 — $376,855) was outstanding. The amount was paid in full in early 2006.
General and administrative expenses for the twelve months ended December 31, 2005 include $46,180 paid to the Chief Financial Officer of the Company for consulting services related to the preparation of the Company’s registration statement.
9. ASSET RETIREMENT OBLIGATIONS
As at December 31, 2005, the estimated present value of the Company’s asset retirement obligation was $78,642 based on estimated future cash requirements of $216,000, determined using a credit adjusted risk free interest rate of 8.5% over the economic life of the properties, an inflation rate of 2.0%, and an estimated life until repayment of 5-10 years. Accretion of $3,385 was recorded for the twelve months ending December 31, 2005.

Asset retirement obligation at December 31, 2004	—
Liabilities incurred	$75,257
Liabilities settled	—
Accretion expense	$3,385

Asset retirement obligations at December 31, 2005	$78,642
10. FINANCIAL INSTRUMENTS
a) Fair value of financial assets and liabilities
The company’s financial instruments consist of cash and cash equivalents, accounts receivable, due from related parties, loan receivable and accounts payable. As at December 31, 2005 and 2004 there were no significant difference between the carrying amounts of these financial instruments and their estimated fair value.
b) Concentration of credit risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, accounts receivable, and loan receivable. At December 31, 2005, the Company had all of its cash and cash equivalents with three banking institutions. The company mitigates the concentration risk associated with cash deposits by only depositing material amounts of funds with major banking institutions. Concentrations of credit risk with respect to accounts receivables are the result of joint venture operations with industry partners and are subject to normal industry credit risks. The Company routinely assesses the credit of joint venture partners to minimize the risk of non-payment.
c) Interest rate risk
At December 31, 2005 and 2004, the Company had no outstanding indebtedness, that bears interest.
d) Foreign currency risk
Foreign currency risk is the risk that a variation in exchange rates between the United States dollar and the foreign currencies will affect the Company’s operating and financial results. The Company is exposed to foreign currency risk as the Company holds cash and cash equivalents on hand that are denominated in Canadian currency.
11. RECENT PRONOUNCEMENTS
On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.
Statement 123(R) must be adopted by small-business issuers at the beginning of the first interim or annual period beginning after December 15, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123(R) on January 1, 2006.
Statement 123(R) permits public companies to adopt its requirements using one of two methods:
1. A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.
2. A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) for all periods presented or (b) prior interim periods of the year of adoption.
The Company plans to adopt Statement 123 using the modified-prospective method.
As permitted by Statement 123, the Company currently accounts for share-based payments to employees using APB Opinion No. 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. However, accordingly, the adoption of Statement 123(R)’s fair value method will have a significant impact on our results of operations
12. SUBSEQUENT EVENTS
JED Oil Inc. (Amex: JDO) (“JED”) and JMG on February 27, 2006 announced they have signed a letter of intent to pursue a possible acquisition of JMG by JED. The proposal would offer two-thirds of a share of common stock of JED for each share of common stock of JMG. This exchange ratio is based on the “market to market” recent trading prices of JED and JMG stock and the transaction is subject to the receipt of independent third party opinions that the transaction is fair to both the shareholders of JMG and shareholders of JED. As of March 23, 2006, we had (i) 5,086,832 common shares outstanding with a closing price of $9.75 per share on such date as reported on NYSE Arca Exchange and (ii) 1,805,981 publicly traded warrants outstanding with a closing price of $4.50, for total consideration of $57,723,526.50 . Outstanding options and other warrants will also be assumed at the same exchange ratio of two JED shares for three JMG shares. Completion of the transaction is also subject to receipt of all required regulatory and stock exchange approvals in both the United States and Canada, and to the approval of the shareholders of both JMG and JED. It is anticipated that all of the outstanding common shares, warrants and options of JMG will be converted at the above-mentioned exchange rate. The JMG Board of Directors has extended the JMG warrants that were to expire in August and December of 2006 to January 15, 2007.
13. COMPARATIVE FIGURES
“Certain comparative figures have been reclassified to conform to the current period presentation.”

JMG Exploration, Inc.
A Development Stage Enterprise
CONSOLIDATED BALANCE SHEETS
(In United States Dollars)
(unaudited)

	June 30	December 31
As at	2006	2005
	$	$

ASSETS
Current
Cash and cash equivalents	796,444	1,150,965
Accounts receivable	462,586	1,284,474
Prepaid expenses and deposits	239,817	34,701
Due from JED Oil Inc. [note 6]	1,830,123	—

	3,328,970	2,470,140

Other assets	230,000	230,000
Property and equipment [note 3]	15,477,913	15,073,039

	19,036,883	17,773,179

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable	1,993,525	845,507
Accrued liabilities	454,791	1,660,648
Promissory note payable [note 4]	1,500,000	—
Due to JED Oil Inc. [note 6]	—	286,956

	3,948,316	2,793,111

Asset retirement obligation [note 7]	82,020	78,642

	4,030,336	2,871,753

Stockholders’ equity [note 5]
Common stock — $.001 par value; 25,000,000 shares authorized; 5,099,099 shares issued and outstanding at June 30, 2006 and 4,997,578 shares issued and outstanding at December 31, 2005	5,099	4,997
Additional paid-in capital	20,637,577	20,044,296
Share purchase warrants	2,086,403	2,151,470
Deficit accumulated during the development stage	(7,704,811)	(7,296,640)
Accumulated other comprehensive income	(17,721)	(2,697)

	15,006,547	14,901,426

	19,036,883	17,773,179

The accompanying notes are an integral part of these interim consolidated financial statements.

JMG Exploration, Inc.
A Development Stage Enterprise
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
(In United States Dollars)
(unaudited)

					For the period
					from the date
					of incorporation
	For the three month period		For the six month period		on July 16, 2004
	ended June 30		ended June 30		to June 30
	2006	2005	2006	2005	2006
	$	$	$	$	$

Revenue
Petroleum revenue	475,517	6,639	928,252	6,639	1,555,712
Interest	—	43,681	—	117,004	185,091

	475,517	50,320	928,252	123,643	1,740,803

Expenses
Production	56,186	10,953	191,648	10,953	381,246
General and administrative [note 6]	338,494	251,404	631,857	507,746	2,765,218
Interest on promissory note [note 4]	89,975	—	113,872	—	113,872
Geophysical and geological	—	162,284	—	162,284	256,484
Depletion, depreciation and accretion	191,076	93,140	399,046	127,456	5,147,295

	675,731	517,781	1,336,423	808,439	8,664,115

Net loss for the period	(200,214)	(467,461)	(408,171)	(684,796)	(6,923,312)
Less: cumulative preferred dividends	—	(195,000)	—	(388,397)	(781,499)

Net loss applicable to common shareholders	(200,214)	(662,461)	(408,171)	(1,073,193)	(7,704,811)

Deficit, beginning of period	(7,504,597)	(1,435,021)	(7,296,640)	(1,024,289)	—

Deficit, end of period	(7,704,811)	(2,097,482)	(7,704,811)	(2,097,482)	(7,704,811)

Basic and diluted weighted average common shares outstanding	5,094,773	250,000	5,090,825	250,000	2,442,166

Net loss for the period per common share [note 5]
basic and diluted	(0.04)	(2.65)	(0.08)	(4.29)	(3.15)

The accompanying notes are an integral part of these interim consolidated financial statements.

JMG Exploration, Inc.
A Development Stage Enterprise
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In United States Dollars)
(unaudited)

					For the period
					from the date
					of incorporation
	For the three month period		For the six month period		on July 16, 2004
	ended June 30,		ended June 30,		to June 30,
	2006	2005	2006	2005	2006
	$	$	$	$	$

OPERATIONS
Net loss for the period	(200,214)	(467,461)	(408,171)	(684,796)	(6,923,312)
Adjustments to reconcile net loss to cash flows from operating activities:
Stock-based compensation [note 5]	25,144	—	50,012	—	128,601
Depletion, depreciation and accretion	191,076	93,140	399,046	127,456	5,147,295
Other changes:
Increase in accounts receivable	(1,117,844)	(162,288)	(326,755)	(95,634)	(835,356)
Increase in prepaid expenses and deposits	(78,178)	(108,332)	(205,116)	(136,744)	(239,817)
Increase (decrease) in accounts payable and accrued liabilities	2,975,813	(4,337)	1,131,424	3,041	1,383,590
Increase (decrease) in due to JED Oil Inc.	(1,970,730)	(101,147)	(2,117,079)	286,393	(1,830,123)
Decrease in due to related party	—	(14,856)	—	(4,164)	—
Increase (decrease) in accrued interest on loan receivable	—	(15,815)	—	16,683	(15,815)

Cash used in operating activities	(174,933)	(781,096)	(1,476,639)	(487,765)	(3,184,937)

INVESTING
Repayment (advance) of loan receivable	—	—	—	750,000	(750,000)
Proceeds on disposition of property	—	391,249	—	391,249	391,249
Purchase of property and equipment	255,844	(586,269)	(841,162)	(2,875,155)	(18,731,126)
Increase in other assets	—	(7,500)	—	(82,500)	(230,000)

Cash provided by (used in) investing activities	255,844	(202,520)	(841,162)	(1,816,406)	(19,319,877)

FINANCING
Issue of common shares, net of issue costs	60,431	—	478,304	—	20,506,063
Issue of share purchase warrants	—	—	—	—	2,094,415
Promissory note payable	—	—	1,500,000	—	1,500,000
Preferred share dividends	—	(195,000)	—	(390,000)	(781,499)

Cash provided by (used in) financing activities	60,431	(195,000)	1,978,304	(390,000)	23,318,979

Effect of foreign exchange on cash balances	2,966	1,444	(15,024)	(1,860)	(17,721)

Net increase (decrease) in cash	144,308	(1,177,172)	(354,521)	(2,696,031)	796,444
Cash, beginning of period	652,136	3,521,941	1,150,965	5,040,800	—

Cash, end of period	796,444	2,344,769	796,444	2,344,769	796,444

During the three and six month periods ended June 30, 2006 and 2005, the Company paid $25,500 (2005 — $nil) and $71,000 (2005 — $nil) in interest on the promissory note. No income or capital taxes were paid for the three and six month periods ended June 30, 2006 and 2005.
The accompanying notes are an integral part of these interim consolidated financial statements.

JMG Exploration, Inc.
A Development Stage Enterprise
STATEMENT OF CHANGES IN CONSOLIDATED
STOCKHOLDERS’ EQUITY
(In United States Dollars)
(unaudited)
Period from the date of incorporation on July 16, 2004 to June 30, 2006.

	Shares	Total
	#	$

Common stock, $.001 par value:

Balance at July 16, 2004 and December 31, 2004	250,000	1,000,000
Preferred shares converted to common stock	1,950,000	7,792,225
Issuance of common stock, stock issued for cash pursuant to initial public offering	2,185,000	11,143,500
Warrants exercised for common stock	612,578	3,042,828
Share issue costs	—	(861,254)
Portion of proceeds attributed to share purchase warrants	—	(2,146,595)

Balance at December 31, 2005	4,997,578	19,970,704

Warrants exercised for common stock	97,854	462,866
Issued under stock option plan	3,667	18,335
Share issue costs	—	(2,897)
Portion of proceeds attributed to share purchase warrants	—	65,067

Balance at June 30, 2006	5,099,099	20,514,075

Additional paid in capital:
Balance, July 16, 2004 (inception) and December 31, 2004	—	—
Stock-based compensation	—	78,589

Balance at December 31, 2005	—	78,589

Stock-based compensation	—	50,012

Balance at June 30, 2006	—	128,601

Preferred stock, $.001 par value:
Balance at December 31, 2004	1,950,000	7,792,225
Preferred shares converted to common stock	(1,950,000)	(7,792,225)

Balance at December 31, 2005 and June 30, 2006	—	—

Share purchase warrants:
Balance at December 31, 2004	487,500	4,875
Share purchase warrants: issued pursuant to initial public offering $5.00	2,185,000	693,866
Share purchase warrants: issued pursuant conversion preferred shares $4.25	1,950,000	1,816,766
Warrants exercised for common stock	(612,578)	(364,037)

Balance at December 31, 2005	4,009,922	2,151,470

Warrants exercised for common stock	(97,854)	(65,067)

Balance at June 30, 2006	3,912,068	2,086,403

Deficit:
Balance at beginning of period July 16, 2004	—	—
Net loss for the period to December 31, 2004	—	(701,132)
Preferred share dividends	—	(323,157)

Balance at December 31, 2004	—	(1,024,289)
Net loss for the twelve-month period ended December 31, 2005	—	(5,814,009)
Preferred share dividends	—	(458,342)

Balance at December 31, 2005	—	(7,296,640)

Net loss for the six month period ended June 30, 2006		(408,171)

Balance at June 30, 2006	—	(7,704,811)

Accumulated other comprehensive income
Balance at beginning of period July 16, 2004	—	—
Balance December 31, 2004	—	—
Foreign exchange translation adjustment	—	(2,697)

Balance at December 31, 2005	—	(2,697)

Foreign exchange translation adjustment		(15,024)

Balance at June 30, 2006	—	(17,721)

Total stockholders equity at June 30, 2006	—	(15,006,547)

The accompanying notes are an integral part of these interim consolidated financial statements.

JMG Exploration, Inc.
A Development Stage Enterprise
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In United States Dollars)
(unaudited)

					For the period
					from the date
					of incorporation
	For the three month period		For the six month period		on July 16, 2004
	ended June 30,		ended June 30,		to June 30,
	2006	2005	2006	2005	2006
	$	$	$	$	$

Net loss for the period	(200,214)	(467,461)	(408,171)	(684,796)	(6,923,312)

Other comprehensive income (loss):
Foreign exchange translation adjustment	2,966	98	(15,024)	98	(17,071)

Comprehensive loss for the period	(197,248)	(467,363)	(423,195)	(684,698)	(6,940,383)

Comprehensive loss for the period per common share [note 5]	(0.04)	(1.87)	(0.08)	(2.74)	(2.84)

The accompanying notes are an integral part of these interim consolidated financial statements.

JMG Exploration, Inc.
A Development Stage Enterprise
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In United States Dollars)
(unaudited)
June 30, 2006
2. INCORPORATION AND NATURE OF OPERATIONS
JMG Exploration, Inc. (“JMG” or the “Company”) is an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids in Canada and the United States. Currently, all of the Company’s proved reserves are located in the United States.
The Company’s future financial condition and results of operations will depend upon prices received for its oil and natural gas production and the costs of finding, acquiring, developing and producing reserves. Prices for oil and natural gas are subject to fluctuations in response to change in supply, market uncertainty and a variety of other factors beyond the Company’s control. These factors include worldwide political instability, the foreign supply of oil and natural gas, the price of foreign imports, the level of consumer demand, and the price and availability of alternative fuels.
JMG was incorporated with nominal share capital under the laws of the State of Nevada on July 16, 2004 and commenced operations in August 2004.
JED Oil Inc. (Amex: JDO) (“JED”) and JMG on February 27, 2006 announced they have signed a letter of intent to pursue a possible acquisition of JMG by JED. The proposal would offer two-thirds of a share of common stock of JED for each share of common stock of JMG. This exchange ratio is based on the “market to market” recent trading prices of JED and JMG stock and the transaction is subject to the receipt of independent third party opinions that the transaction is fair to both the shareholders of JMG and shareholders of JED. Completion of the transaction is also subject to receipt of all required regulatory and stock exchange approvals in both the United States and Canada, and to the approval of the shareholders of both JMG and JED. It is anticipated that all of the outstanding common shares, warrants and options of JMG will be converted at the above-mentioned exchange rate. The JMG Board of Directors has extended the JMG warrants that were to expire in August and December of 2006 to January 15, 2007.
As with many development stage enterprises, JMG has not realized a profit from operations since its incorporation on July 16, 2004. The recovery of the Company’s assets and its ability to continue operations is dependent on successful production of economic quantities of hydrocarbons, obtaining additional financing to fund its exploration activity or the successful completion of the merger with JED discussed in the preceding paragraph.
2. SIGNIFICANT ACCOUNTING POLICIES
These interim consolidated financial statements have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods, on a basis that is consistent with the annual audited consolidated financial statements. All such adjustments are of a normal recurring nature. Certain information, accounting policies, and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited consolidated financial statements

JMG Exploration, Inc.
A Development Stage Enterprise
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In United States Dollars)
(unaudited)
June 30, 2006
and the summary of significant accounting policies and notes thereto included in the Company’s audited consolidated financial statements for the period from the date of incorporation on July 16, 2004 to December 31, 2005.

JMG Exploration, Inc.
A Development Stage Enterprise
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In United States Dollars)
(unaudited)
June 30, 2006
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.
Change in Accounting Principle
At December 31, 2005, the Company has a stock-based employee compensation plan, which is described more fully in Note 5. Prior to January 1, 2006, the Company accounted for the stock options granted to employees and directors under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation and for the stock options granted to consultants under the recognition and measurement provisions of FASB Statement No. 123. No stock-based employee and directors compensation cost was recognized in the Statement of Operations and Deficit for the year ended December 31, 2005 nor for the period from the date of incorporation on July 16, 2004 to December 31, 2004, as all options granted to employees and directors under that plan had an exercise price equal to the market value of the company’s common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost recognized effective January 1, 2006 includes: (a) compensation cost for share-based options granted to employees and directors prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated.
As a result of adopting Statement 123(R) on January 1, 2006, the Company’s net loss for the six month period ended June 30, 2006, is the same as if it had continued to account for share-based compensation under Opinion 25. Basic and diluted loss per common share for the six month period ended June 30, 2006 would have been $0.08 and $0.08, respectively, if the Company had not adopted Statement 123(R), compared to reported basic and diluted loss per share of $0.08 and $0.08, respectively.
The following table illustrates the effect on net loss for the period from the date of incorporation on July 16, 2004 to June 30, 2006, and for the three and six month periods ended June 30, 2006 and loss per common share if the Company had applied the fair value recognition provisions of Statement 123 to options granted to employees and directors under the Company’s stock option plan in all periods presented. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and amortized to expense over the options’ vesting period on a straight-line basis.

JMG Exploration, Inc.
A Development Stage Enterprise
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In United States Dollars)
(unaudited)
June 30, 2006

			Period from the
			date of
	Three month	Six month period	incorporation on
	period ended	ended	July 16, 2004 to
	June 30, 2006	June 30, 2006	June 30, 2006
Net loss, as reported	$200,214	$408,171	$6,923,312
Deduct: Stock-based employees and directors compensation expenses included in reported net loss, net of related tax effects	($2,346)	($4,718)	($4,718)
Add: Total stock-based employees and directors compensation expenses determined under fair value based method for all awards, net of related tax effects	$2,346	$4,718	$218,352
Pro forma net loss	$200,214	$408,171	$7,136,946
Net loss per common share:
Basic and diluted — as reported	$0.04	$0.08	$2.83
Basic and diluted — pro forma	$0.04	$0.08	$2.92
3. PROPERTY AND EQUIPMENT
During the three and six month periods ended June 30, 2006, the Company recorded a depletion provision related to its oil properties of $189,369 and $395,668, respectively (2005 — $92,374, 126,690). The Company recorded depletion and depreciation from the period from the date of incorporation July 16, 2004 to June 30, 2006 of $5,140,532, of this amount $4,243,703 related to impairment and $834,000 to depletion and $61,299 to depreciation. At June 30, 2006, undeveloped land and other assets were $5,974,753 (2005 — $2,216,294). These amounts were excluded from the depletion calculation for the three and six month periods ended June 30, 2006. There was no production or depletion for the same period in 2005. During the three and six month periods ended June 30, 2006 (2005 — $nil) and the period from incorporation July 16, 2004 to June 30, 2006 the Company did not capitalize any direct general and administration expenses.

JMG Exploration, Inc.
A Development Stage Enterprise
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In United States Dollars)
(unaudited)
June 30, 2006

		June 30, 2006		December 31, 2005
		Accumulated
		depletion,
		depreciation
	Cost	and accretion,	Net book value	Net book value
	$	$	$	$

Petroleum and natural gas properties	14,414,845	5,077,703	9,337,142	9,014,228
Undeveloped Land	5,974,753	—	5,974,753	5,868,691
Other assets	227,317	61,299	166,018	190,120

	20,616,915	5,139,002	15,477,913	15,073,039

4. PROMISSORY NOTE
On February 8, 2006 a promissory note was issued to an unrelated third party, for a total of $1,500,000. The terms of the agreement call for interest calculated at 12% per annum calculated and paid on a monthly basis. The promissory note was repayable on March 30, 2006, but repayment has now been extended indefinitely. All other terms of the original agreement remain the same.
5. SHARE CAPITAL
a) Authorized
The Company has authorized 25,000,000 common shares, par value $.001, and 10,000,000 preferred shares, par value $.001. As of June 30, 2006 there were 5,099,099 common shares issued and outstanding. Preferred shares were converted into common shares of the Company subsequent to Company’s initial public offering on August 3, 2005. No preferred shares are currently outstanding.

JMG Exploration, Inc.
A Development Stage Enterprise
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In United States Dollars)
(unaudited)
June 30, 2006
b) Issued and outstanding

			Additional
		Capital	Paid-in
		Stock	Capital	Total
	#	$	$	$

Common Stock, $.001 par value:

Balance, at July 16, 2004 and December 31, 2004	250,000	250	999,750	1,000,000
Preferred shares converted to common stock	1,950,000	1,950	7,790,275	7,792,225
Issued for cash, pursuant to initial public offering	2,185,000	2,185	11,141,315	11,143,500
Warrants exercised for common stock	612,578	612	3,042,216	3,042,828
Share issue costs	—	—	(861,254)	(861,254)
Portion of proceeds attributed to share purchase warrants	—	—	(2,146,595)	(2,146,595)
Stock-based compensation	—	—	78,589	78,589

Balance at December 31, 2005	4,997,578	4,997	20,044,296	20,049,293
Warrants exercised for common stock	97,854	98	462,768	462,866
Issued under stock option plan	3,667	4	18,331	18,335
Share issue costs	—	—	(2,897)	(2,897)
Portion of proceeds attributed to share purchase warrants	—	—	65,067	65,067
Stock-based compensation	—	—	50,012	50,012

Balance at June 30, 2006	5,099,099	5,099	20,637,577	20,642,676

Preferred Stock:
Balance, at July 16, 2004 and December 31, 2004	1,950,000	1,950	7,798,050	7,800,000
Preferred shares converted to common stock	(1,950,000)	(1,950)	(7,790,275)	(7,792,225)
Share issue costs, net of tax	—	—	(2,900)	(2,900)
Portion of proceeds attributed to share purchase warrants	—	—	(4,875)	(4,875)

Balance at December 31, 2005 and June 30, 2006	—	—	—	—

JMG Exploration, Inc.
A Development Stage Enterprise
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In United States Dollars)
(unaudited)
June 30, 2006

Share Purchase Warrants:
Balance, at July 16, 2004 and December 31, 2004	487,500	—	—	4,875
Issued pursuant to initial public offering	2,185,000	—	—	693,866
Issued pursuant to conversion of preferred shares	1,950,000	—	—	1,816,766
Warrants exercised for common stock	(612,578)	—	—	(364,037)

Balance at December 31, 2005	4,009,922	—	—	2,151,470

Warrants exercised for common stock	(97,854)			(65,067)

Balance at June 30, 2006	3,912,068	—	—	2,086,403

Total		5,099	20,637,577	22,729,079

c) Stock options
The Company has a stock option plan under which employees; directors and consultants are eligible to receive grants. As of June 30, 2006, 427,000 shares were reserved for issuance under the plan. Options granted under the plan generally have a term of five years to expiry and vest immediately when issued to directors and generally vest as to one-third on each of the first, second and third anniversaries of the grant date for employees and consultants. The exercise price of each option equals the market value of the Company’s common stock on the date of grant. The following summarizes information concerning outstanding and exercisable stock options as of June 30, 2006:

		Weighted
		average
		exercise
		price
	Number of options	$

Outstanding as at December 31, 2004	260,000	4.00
Granted — April 5, 2005	387,750	5.00
Granted — July 21, 2005	79,500	5.00
Granted — August 19, 2005	1,500	15.25
Granted — August 29, 2005	5,000	14.74
Granted — November 1, 2005	10,000	12.25
Cancelled	(260,000)	4.00
Cancelled	(4,500)	5.00

Options outstanding as at December 31, 2005	479,250
Cancelled	(148,583)	5.00
Exercised	(3,667)	5.00

Options outstanding as at June 30, 2006	327,000

Exercisable as at June 30, 2006	264,005	5.00

JMG Exploration, Inc.
A Development Stage Enterprise
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In United States Dollars)
(unaudited)
June 30, 2006
d) Stock—based compensation
Prior to August 3, 2005 the Company was private. Accordingly the expected volatility of the Company’s stock options granted during the period prior to August 3, 2005 had been set at a rate of 10%. The 13,000 stock options granted after the Company became public were set with an expected volatility of 50%. There were no stock options granted in the six month period ended June 30, 2006. The estimated fair value of the options is amortized over the options’ vesting period on a straight-line basis. For the three and six month periods ended June 30, 2006 the stock option expense was $25,144 (2005 — $nil) and $50,012 (2005 — $nil) respectively. The stock option expense from the period of incorporation July 16, 2004 to June 30, 2006 was $128,601.
On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.
Statement 123(R) must be adopted by small-business issuers at the beginning of the first interim or annual period beginning after December 15, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. We have adopted Statement 123(R) on January 1, 2006.
Statement 123(R) permits public companies to adopt its requirements using a “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date. The Company has adopted Statement 123(R) using the modified-prospective method.
e) Loss per share
For the three and six month periods ended June 30, 2006 the basic and diluted weighted average number of common shares outstanding were 5,094,773 (2005 — 250,000) and 5,090,825 (2005 — 250,000) respectively. For both the period from the date of incorporation to June 30, 2006 the basic and diluted weighted average number of common shares outstanding were 2,442,166. All of the Company’s outstanding stock options and warrants currently have an antidilutive effect on per common share amounts.
6. RELATED PARTY TRANSACTIONS
On August 1, 2004 the Company entered into a technical services agreement with JED Oil Inc. (“JED”). Under the Agreement, JED provides all required personnel, office space and equipment, at standard industry rates for similar services. JED is considered an affiliate of ours because of its ownership interest in us and because two of our directors are directors of JED. This agreement was terminated on January 1, 2006; it was replaced by a joint services agreement, which operates to provide the above services on an as needed basis.

JMG Exploration, Inc.
A Development Stage Enterprise
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In United States Dollars)
(unaudited)
June 30, 2006
JED paid on behalf of the Company for the six month period ended June 30, 2006 total of $nil (2005 — $342,270) and $582,505 for the period from incorporation, for general and administrative services and capital related expenditures.
In consideration for the assignment of JED’s interests in certain oil and gas properties, JED charged the Company for drilling and other costs related to those properties for the period ended June 30, 2006, in the amount of $1,249,917 (2005 — $85,085) and $2,802,014 for the period from incorporation. This amount for the period ended June 30, 2006 is offset from joint venture receivables from unrelated third parties. Amounts payable, relating to the JED farm in, are due and payable on receipt of funds from the unrelated third party.
As at June 30, 2006, JED owes the Company $1,830,123 for the reimbursement of intangible drilling costs.
7. ASSET RETIREMENT OBLIGATION
As at June 30, 2006, the estimated present value of the Company’s asset retirement obligation was $82,020 based on estimated future cash requirements of $216,000, determined using a credit adjusted risk free interest rate of 8.5% over the economic life of the properties, an inflation rate of 2.0%, and an estimated life until repayment of 5-10 years.

$
Asset retirement obligation, December 31, 2005	78,642
Accretion expense	3,378
Asset retirement obligation, June 30, 2006	82,020
8. SUBSEQUENT EVENTS
On February 27, 2006, JED and JMG announced they have signed a letter of intent to pursue a possible acquisition of JMG by JED. The proposal would offer two-thirds of a share of common stock of JED for each share of common stock of JMG. This exchange ratio is based on the “market to market” recent trading prices of JED and JMG stock and the transaction is subject to the receipt of independent third party opinions that the transaction is fair to both the shareholders of JMG and shareholders of JED. Completion of the transaction is also subject to receipt of all required regulatory and stock exchange approvals in both the United States and Canada, and to the approval of the shareholders of both JMG and JED. It is anticipated that all of the outstanding common shares, warrants and options of JMG will be converted at the above-mentioned exchange rate. The JMG Board of Directors has extended the JMG warrants that were to expire in August and December of 2006 to January 15, 2007.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8. Indemnification of Directors and Officers
The Registrant’s by-laws provide the following in accordance with the Business Corporations Act (the “Act”) Alberta, Canada.
“Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the funds of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the funds, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own willful neglect or default; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.
No act or proceeding of any director or officer or the Board shall be deemed invalid or ineffective by reason of the subsequent ascertainment of any irregularity in regard to such act or proceeding or the qualification of such director or officer or Board. Directors may rely upon the accuracy of any statement or report prepared by the Corporation’s auditors, internal accountants or other responsible officials and shall not be responsible or held liable for any loss or damage resulting from the paying of any dividends or otherwise acting upon such statement or report.
Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a stockholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if: (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as such against any liability incurred by him, as the Board may from time to time determine.”
Item 9. Exhibits

Exhibits
Number	Document Description
3.1	Articles of Incorporation of the Registrant (1)

3.2	By-laws of the Registrant (1)

3.3	Articles of Amendment of the Registrant (2)

4.1	Stock Option Plan (1)

4.2	Annual Bonus Plan (3)

4.3	Form of Officer and Director Indemnity Agreement (1)

4.4	Note Purchase Agreement, dated May 31, 2006, by and among JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached thereto (4)

4.5
Form of 10% Senior Subordinated Convertible Note, issued by JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached to the Note Purchase Agreement in the principal amount set out by such person’s name on such schedule (4)

4.6	Registration Rights Agreement, dated May 31, 2006, by and among JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached to the Note Purchase Agreement (4)

4.7	Securities Purchase Agreement, dated May June 9, 2006, by and among JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached thereto (5)

4.8	Registration Rights Agreement, dated June 9, 2006, by and among JED Oil Inc. and each of the person listed on the Schedule of Purchasers attached to the Securities Purchase Agreement (5)

4.9	Form of Amended and Restated Senior Subordinated Convertible Note, dated May 24, 2006, issued by JED Oil Inc. to JED Funding, Ltd.*

5.1	Opinion of Marcia Johnston, Esq.*

10.1	2nd Amended and Restated Agreement of Business Principles with Enterra Energy Trust, JED Oil Inc. and JMG Exploration, Inc. (6)

10.2	Senior Subordinated Convertible Note issued by the Company in August 2005 (7)

23.1	Consent of Marcia Johnston, Esq. (included in Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3	Consent of McDaniel & Associates Consultants Ltd.*

23.4	Consent of Ernst & Young LLP, Independent Registered Accounting Firm

24.1	Power of Attorney (see Signature Page)*

(1)	Incorporated by reference from JED’s Registration Statement on Form S-1 (File No. 333-111435) filed December 22, 2003.

(2)	Incorporated by reference from JED’s Annual Report on Form 20-F filed June 30, 2006.

(3)	Incorporated by reference from JED’s Amended Registration Statement on Form S-1/A (File No. 333-111435) filed February 13, 2004.

(4)	Incorporated by reference from JED’s Current Report on Form 6-K furnished June 6, 2006.

(5)	Incorporated by reference from JED’s Current Report on Form 6-K furnished June 21, 2006.

(6)	Incorporated by reference from JED’s Annual Report on Form 20-F (File No. 333-111435) filed July 15, 2005.

(7)	Incorporated by reference from JED’s Registration Statement on Form F-3 (File No. 333-128711) filed September 30, 2005.
Item 10. Undertakings
     (a) Rule 415 Offering.
JED hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration statement.
          (2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X under the Securities Act of 1933 at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X under the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
          (5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (b) Filings Incorporating Subsequent Exchange Act Documents by Reference.
JED hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Indemnification for Liabilities.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of JED pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by JED of expense incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of an appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, JED Oil Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, on September 26, 2006.

JED OIL INC.
By:	/s/ David C. Ho.
David C. Ho
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Thomas J. Jacobsen	Chief Executive Officer and Director (Principal Executive Officer)	September 26, 2006
* Alan F. Williams	President	September 26, 2006
* David C. Ho	Chief Financial Officer (Principal Accounting and Financial Officer)	September 26, 2006
* Reginald J. Greenslade	Chairman	September 26, 2006
* Ludwig Gierstorfer	Director	September 26, 2006
* Horst H. Engel	Director	September 26, 2006
* Justin W. Yorke	Director	September 26, 2006
/s/ David C. Ho David C. Ho
Attorney-in-fact

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of JED Oil Inc. in the United States, in Pasadena, California on this 7th day of September, 2006.

By:	/s/ Justin Yorke
Justin Yorke

EXHIBIT INDEX

Exhibits
Number	Document Description
3.1	Articles of Incorporation of the Registrant (1)

3.2	By-laws of the Registrant (1)

3.3	Articles of Amendment of the Registrant (2)

4.1	Stock Option Plan (1)

4.2	Annual Bonus Plan (3)

4.3	Form of Officer and Director Indemnity Agreement (1)

4.4	Note Purchase Agreement, dated May 31, 2006, by and among JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached thereto (4)

4.5
Form of 10% Senior Subordinated Convertible Note, issued by JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached to the Note Purchase Agreement in the principal amount set out by such person’s name on such schedule (4)

4.6	Registration Rights Agreement, dated May 31, 2006, by and among JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached to the Note Purchase Agreement (4)

4.7	Securities Purchase Agreement, dated May June 9, 2006, by and among JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached thereto (5)

4.8	Registration Rights Agreement, dated June 9, 2006, by and among JED Oil Inc. and each of the person listed on the Schedule of Purchasers attached to the Securities Purchase Agreement (5)

4.9	Form of Amended and Restated Senior Subordinated Convertible Note dated May 24, 2006, issued by JED Oil Inc. to JED Funding, Ltd.*

5.1	Opinion of Marcia Johnston, Esq.*

10.1	2nd Amended and Restated Agreement of Business Principles with Enterra Energy Trust, JED Oil Inc. and JMG Exploration, Inc. (6)

10.2	Senior Subordinated Convertible Note issued by the Company in August 2005 (7)

23.1	Consent of Marcia Johnston, Esq. (included in Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3	Consent of McDaniel & Associates Consultants Ltd.*

23.4	Consent of Ernst & Young LLP, Independent Registered Accounting Firm

24.1	Power of Attorney (see Signature Page)*

(1)	Incorporated by reference from JED’s Registration Statement on Form S-1 (File No. 333-111435) filed December 22, 2003.

(2)	Incorporated by reference from JED’s Annual Report on Form 20-F filed June 30, 2006.

(3)	Incorporated by reference from JED’s Amended Registration Statement on Form S-1/A (File No. 333-111435) filed February 13, 2004.

(4)	Incorporated by reference from JED’s Current Report on Form 6-K furnished June 6, 2006.

(5)	Incorporated by reference from JED’s Current Report on Form 6-K furnished June 21, 2006.

(6)	Incorporated by reference from JED’s Annual Report on Form 20-F (File No. 333-111435) filed July 15, 2005.

(7)	Incorporated by reference from JED’s Registration Statement on Form F-3 (File No. 333-128711) filed September 30, 2005.

*	Previously Filed.